                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                                 Amendment No. 2
                                 ---------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               PUREZZA GROUP, INC.

            (State or jurisdiction of incorporation or organization)
                                     Florida

              (Primary Std. Industrial Classification Code Number)
                                      2800

                            (IRS Employer ID Number)
                                   65-093-9305

          (Address and telephone number of principal executive offices)
                                 24 Madison Road
                           Fairfield, New Jersey 07004
                                 (973) 439-1933

 (Address of principal place of business or intended principal place of business)
                                 24 Madison Road
                           Fairfield, New Jersey 07004

            (Name, address and telephone number of agent for service)
       ------------------------------------------------------------------
                                   Larry Legel
                       5100 N. Federal Highway, Suite 409
                         Fort Lauderdale, Florida 33308
                                 (954) 493-8900

                             (All communications to)
                            Brenda Lee Hamilton, Esq.
                        Hamilton, Lehrer and Dargan, P.A.
                          2 East Camino Real, Suite 202
                            Boca Raton, Florida 33432
                                 (561) 416-8956

                               PUREZZA GROUP, INC.

            487,700 SHARES ARE BEING OFFERED BY SELLING SHAREHOLDERS

    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

   If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended, check the following box:

        [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering.

        [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act of 1933, check the following box and list the Securities
Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

        [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act of 1933, check the following box and list the Securities
Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

        [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

        [ ]

                     CALCULATION OF REGISTRATION FEE (1)(2)

 Title of each class                                          Amount of        Registration
 of securities           Amount to be   Offering price    aggregate offering       Fee
 to be registered        registered
 --------------------------------------------------------------------------------------------

 Common Stock,           487,700             $1.10             $536,470            $115.77 (3)
  $.001 par value
 --------------------------------------------------------------------------------------------

(1) Estimated solely to calculate the registration fee pursuant to Rule 457.

(2) Selling Shareholders hold all of the shares that we are registering. The
    Selling Shareholders will be required to sell their shares at one dollar and ten cents per share until all our common stock is quoted on the Over-the-
    Counter Bulletin Board and thereafter at prevailing prices or privately negotiated prices. We will not receive proceeds from the sale of the shares from the Selling Shareholders.
(3) Previously paid based on 1,144,000 shares of common stock that were previously to be registered on this Registration Statement.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the
Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Our
Selling Shareholders may not sell these securities until the Registration
Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED JULY 17 , 2002

Our current shareholders are offering 487,700 shares of our common stock.

Our common stock is not now listed on the Over-the-Counter Bulletin Board or any national securities exchange or the NASDAQ stock market.

The Selling Shareholders will be required to sell their shares at one dollar and ten cents per share. We will pay all expenses of registering the securities.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY
PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS"
BEGINNING ON PAGE 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. Our
Selling Shareholders may not sell these securities until this Registration
Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to sell these securities in any state where the offer or sale is not permitted.

            The date of this preliminary prospectus is July 17 , 2002

                              Offering Information

                 Price to    Underwriting         Estimated         Proceeds to
                             Commissions(2)       Expenses(1)        Company(2)

Per Share         $1.10           N/A                 N/A               N/A
--------------------------------------------------------------------------------
Total              $0.0          $0.0                $0.0              $0.0
--------------------------------------------------------------------------------
(1) Does not include offering costs, including filing, legal, and accounting estimated at $60,115.77. We have agreed to pay all the costs of this offering. Selling Shareholders will pay no offering expenses.

(2) We will not receive proceeds from the sale of shares from the Selling
    Shareholders.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to sell these securities in any state where the offer or sale is not permitted.

            The date of this preliminary prospectus is July 17, 2002

                                TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

  ITEM 1.  Front of Registration Statement and Outside Front Cover of

        Because we have a limited operating history with no revenues, you will be unable to determine whether we will ever become profitable....10

        We have a history of losses and expect losses for the foreseeable future due to increasing costs which may prevent us from ever becoming profitable............................................................10

        If we are unable to obtain financing to support our future growth plans, we will have to curtail our operations and our growth plans..........................................................10

        Because neither our management nor our exclusive sales agent has marketing or environmental clean-up experience or background, we may be unable to develop sales of our products.....................10

        Our management currently devotes limited time to our business and may continue to do so in the future, which may prevent us from implementing our plan of operations...................................10

        United States and foreign regulation may increase our costs and lead to delays, fines or restrictions on doing business...............11

        If we fail to meet our debt obligations on a debenture agreement we may be required to make immediate repayment of the principal and interest due which will affect our working capital................11

        Should our agreement with our Australian-based licensor or their agreement with an Australian government agency be terminated, we will have to find an alternative business or cease our operations.....11

        If we are unable to make royalty payments to our licensor, our sublicense agreement may be terminated, as well as our business.......12

        Our agreement with our licensor imposes restrictions on our ability to market and promote the Phoslock product, which may prevent us from successfully marketing our products...................12

        Because the Australian government agency which owns the patent to our products has failed to file for patent protection in the countries where we intend to operate, we may be subject to litigation, increased competition, increased costs and/or limits on our use of the Phoslock product...............................................................12

        Because the licensor of our sole product is located in Australia, it will be difficult to enforce liabilities or pursue any legal action against the Australian-based licensor.................................12

        Our operations are subject to possible conflicts of interest; there are no assurances that we will resolve these conflicts in a manner favorable to our minority shareholders................................13

        Our environmental product may be ineffective for use on any land or water in our target markets, and as such, we may be unable to sell our products in our target markets....................................13

        Because the Phoslock product is new to the environmental clean-up business in our target markets, we may encounter difficulties marketing our product.................................................13

        Because our common stock is considered a penny stock, any investment in our common stock is a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares................................................................13

        We may not meet the National Association of Security Dealers exchange listing requirements which will be implemented on January 1, 2003 which may lead to increased investment risk and inability to sell

  ITEM 14. Disclosure of Commission Position on Indemnification for

  ITEM 23. Changes In and Disagreements With Accountants on
           Accounting and Financial Disclosure................................51
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.           SUMMARY INFORMATION AND RISK FACTORS

                               PROSPECTUS SUMMARY

This prospectus contains statements about our future business operations that involve risks and uncertainties. Our actual results could differ significantly from our anticipated future operations, as a result of many factors, including those identified under the "Risk Factors" section of this prospectus beginning on page 10. The prospectus summary contains a summary of all material terms of the prospectus. You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the
Financial Statements section beginning on page 43, prior to making an investment decision.

                              HOW WE ARE ORGANIZED

We were incorporated in the State of Florida on August 9, 2001 to engage in the business of marketing an environmental clean-up product, Phoslock. We are authorized to issue 100,000,000 shares of common stock, of which 7,565,000 shares are issued and outstanding. We are not authorized to issue preferred stock.

                              WHERE YOU CAN FIND US

Our principal executive offices are located at 24 Madison Road, Fairfield, New
Jersey 07004.  Our telephone number is (973) 439-1933.

                               ABOUT OUR BUSINESS

We are a development stage company with limited operations and no revenues. We were formed to market Phoslock, an environmental clean-up product, which removes phosphorus and other substances that contaminate natural and industrial waters and waste water streams. We have a sublicense agreement with an unaffiliated third party Australia-based company, Integrated Minerals Technology, a licensor of the Phoslock product. This agreement permits us to manufacture, market and distribute the Phoslock product to the United States, Canada, Mexico, Central
America, and South America. We have no other affiliation with Integrated
Minerals Technology other than this agreement. During our first year of operations, we plan to focus our marketing efforts of Phoslock only in the
United States through an affiliated company, Pro-Finishes, Inc. Although we have the rights to do so, we will not attempt to market Phoslock in Canada, Mexico and Central and South America, until at least our second year of operations.

                                  THE OFFERING

As of the date of this prospectus, we have 7,565,000 shares of common stock outstanding and no shares of preferred stock outstanding. This offering is comprised entirely of shares of our common stock held by our Selling
Shareholders.

Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale by the Selling Shareholders of their securities. We anticipate estimated offering expenses of $60,115.77. We may borrow funds from our management or others to pay the offering expenses.

The Selling Shareholders are offering 487,700 shares of our common stock. The
Selling Shareholders will be required to sell their shares at $1.10 until all our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing prices or privately negotiated prices.

OUR FINANCIAL SUMMARY:
Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should also carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

----------------------------------- -----------------------------------
                                               BALANCE SHEET
                                                   AS OF
                                               March 31, 2002
----------------------------------- -----------------------------------
                                                   ASSETS
-----------------------------------------------------------------------
Total Current Assets                               $612,467
----------------------------------- -----------------------------------
Total Property and Equipment                       $  1,824
----------------------------------- -----------------------------------
Total Other Assets (License)                       $150,000
----------------------------------- -----------------------------------

Total Assets                                       $764,139
----------------------------------- -----------------------------------

                       LIABILITIES & STOCKHOLDERS' EQUITY
----------------------------------- -----------------------------------
Current Liabilities:
----------------------------------- -----------------------------------
Accounts Payable
                                                   $      0
----------------------------------- -----------------------------------
Accrued expenses payable                           $  1,319
-----------------------------------------------------------------------

Total Current Liabilities                          $  1,319
----------------------------------- -----------------------------------
Long-Term Debt
----------------------------------- -----------------------------------
Convertible debenture note                         $600,000
 ---------------------------------- -----------------------------------
Accrued Interest Payable                           $ 32,088
----------------------------------- -----------------------------------
Total Long Term Debt:                              $632,088
----------------------------------- -----------------------------------
Total Liabilities                                  $633,407
----------------------------------- -----------------------------------
Stockholders Equity
Common stock, $0.001 par value,
Authorized 100,000,000 shares;
11,440,000 shares issues and outstanding          $ 11,440
----------------------------------- -----------------------------------
Additional paid-in capital                        $327,318
----------------------------------- -----------------------------------
Deficit accumulated during
Development stage                                 $(208,026)
Total Stockholders' Equity                        $130,732
----------------------------------- -----------------------------------
Total Liabilities and
Stockholders' Equity                              $764,139
----------------------------------- -----------------------------------

----------------------------------- -----------------------------------
                                             STATEMENT OF OPERATIONS
                                                   PERIOD FROM
                                        INCEPTION TO March 31, 2002
----------------------------------- -----------------------------------
Revenues                                           $       0
----------------------------------- -----------------------------------
Total expenses                                     $ 179,369
----------------------------------- -----------------------------------

Loss from Operations                              ($ 179,369)
----------------------------------- -----------------------------------
Other income (expense)
Interest income                                    $   3,431
----------------------------------- -----------------------------------
Interest expense                                  ($  32,088
----------------------------------- -----------------------------------
Total other income (expense)                      ($  28,657)
----------------------------------- -----------------------------------
Interest income Net Loss                          ($ 208,026)
----------------------------------- -----------------------------------

RISK FACTORS

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES
HIGH DEGREE OF RISK. WE CANNOT ASSURE PROSPECTIVE INVESTORS THAT WE WILL
CONTINUE OPERATIONS, GENERATE REVENUES OR MAKE A PROFIT IN THE FUTURE.

Because we have a limited operating history with no revenues, you will be unable to determine whether we will ever become profitable.
Because we are a recently formed development stage company with minimal operations and no revenues, you will be unable to evaluate our performance or potential profitability.

We have a history of losses and expect losses for the foreseeable future due to increasing costs which may prevent us from ever becoming profitable.
We have no revenues. Through March 31,  2002, we incurred losses of $208,026.
We believe that our costs will increase over the next twelve months and our losses will continue to increase in the foreseeable future. As a result, we may never achieve or sustain profitability.

If we are unable to obtain financing to support our future growth plans, we will have to curtail our operations and our growth plans.
Our plan of operations involves substantial marketing and personnel costs.  If our revenues and existing cash are insufficient to implement our plan of operations, we may need traditional bank financing or financing from a debt or equity offering.  If we are unable to obtain financing when needed on favorable terms, we may be forced to curtail our operations and our growth plans.

Because neither our management nor our exclusive sales agent has marketing or environmental clean-up experience or background, we may be unable to develop sales of our products.
Neither our management nor our exclusive sales agent, Pro-Finishes, Inc., has any marketing or other environmental solutions experience. Accordingly, we may be unable to generate sufficient interest in our environmental product to develop sales of our product.

Our management currently devotes limited time to our business and may continue to do so in the future, which may prevent us from implementing our plan of operations.
We currently have no full-time employees. Our President/Chairman of the Board,
Leonard Perle, will devote 90% of his time to our business; however, our
Secretary/Director, Larry Legel, will only devote 25% of his time to our business and the remainder to his accounting practice. Mr. Legel will continue to spend limited time on our business in the future.  The amount of time our management devotes to our business may be inadequate to implement our plan of operations.

                                       10

United States and foreign regulation may increase our costs and lead to delays, fines or restrictions on doing  business.
We plan to file an application with the United States Environmental Protection
Agency to register Phoslock as a new chemical under that agency's Toxic
Substance Control Act. There is no assurance we will obtain this approval;
therefore, if we are unable to register Phoslock with the United States
Environmental Protection Agency or obtain an appropriate exemption, we will be unable to conduct our business. Our shipment of raw materials to our manufacturers will subject us to United States Department of Transportation regulations. The manufacture of the Phoslock product will subject us as well as our sub-manufacturers to the regulations of the Occupational Safety and
Hazardous Administration. These United States regulations will subject us to increased regulation costs, and possibly fines or restrictions on conducting our operations. In addition, our target markets of Canada, Mexico, and countries located in Central and South America, have different standards and controls related to the environment, currency fluctuations, exchange controls, customs, foreign tax increases, import and export, investment and taxation which will also subject us to increased regulation costs, and possibly fines or restrictions on conducting our operations.

If we fail to meet our debt obligations on a debenture agreement we may be required to make immediate repayment of the principal and interest due which will affect our working capital.
We received $600,000 of financing under the terms of a debenture agreement.
This agreement obligates us to pay 8% interest on the unpaid principal balance.
As of March 31, 2002, $600,000 of principal and accrued interest at 8% annual interest of $32,088 is due on the debenture note and  remains unpaid. Under the terms of the note, we are required to pay principal and accrued interest due until May 24, 2004. Should we default upon the debenture note when this principal and accrued interest is due, we will be required to make full repayment of the debenture note and interest outstanding to the debenture holder which may prevent us from having sufficient working capital to conduct our operations.

Should our agreement with our Australian-based licensor or their agreement with an Australian government agency be terminated, we will have to find an alternative business or cease our operations.
Our legal right to manufacture and market Phoslock is based upon our license agreement with an Australia-based licensor.  Their right to sublicense Phoslock to us is based upon their agreement with an Australian government agency that owns the Phoslock patent.  If either of those agreements is terminated due to a breach of contract claim or for any reason, we will not have the ability to conduct our planned business.  Accordingly, if we fail to find an alternative business, our operations would cease to exist.

                                       11

If we are unable to make royalty payments to our licensor, our sublicense agreement may be terminated, as well as our business.
Under our sublicense agreement, we are required to make two sets of royalty payments.  First, we are required to make minimum royalty payments of $850,000 to our Australia-based licensor, if any only if we sell specified amounts of the
Phoslock product.  Second, we are required to make royalty payments totaling in excess of $18 million from 2002 to until the end of the 18 year agreement, the specifics of which are detailed in our Material Agreements Section at page 31.
We are required to make these royalty payments whether or not we sell Phoslock.
To date, because we have sold no product we have not made minimum royalty payments; however, if we fail to make these minimum royalty payments based on sales or make any of the other  royalty payments, we will be in violation of the agreement with our licensor, which could lead to termination of the agreement and our business.

Our agreement with our licensor imposes restrictions on our ability to market and promote the Phoslock product,  which may prevent us from successfully marketing our products.
Our sublicense agreement requires us to use promotional materials supplied by or
approved by our licensor.   Although we may present promotional materials to our
licensor which we believe will successfully market the Phoslock product, our licensor may disapprove of the materials, which may affect our ability to effectively market our products.

Because the Australian government agency which owns the patent to our products has failed to file for patent protection in the countries where we intend to operate, we may be subject to litigation, increased competition, increased costs and/or limits on our use of the Phoslock product.
Our success depends on the ability of the Australian government agency owning the patent to our products to  protect our use of proprietary technology and intellectual property rights regarding the Phoslock product; however, the
Australia-based government agency that owns the patent for Phoslock has not filed for patent protection with the appropriate governmental patent agencies located in the United States, Canada, Mexico, and Central and South America.
Accordingly, we may be subject to patent infringement claims which may lead to litigation costs, possible injunctions against further use of the product, or monetary judgments against us, our licensor, or the Australian government agency patent owner, and increased competition.  We may also be unable to prevent other companies from attempting to market similar products in these markets.

Because the licensor of our sole product is located in Australia, it will be difficult to enforce liabilities or  pursue any legal action against the
Australian-based licensor.
Because  the licensor of the product we intend to market is Australia-based, it will be difficult to pursue legal action for breaches of the  license agreement.
For instance, we may have difficulties in serving process on our licensor in the
United States or courts in Australia may not enforce judgments of U.S. courts obtained in an action against our licensor based upon applicable U.S. federal or state laws.

                                       12

Our operations are subject to possible conflicts of interest; there are no assurances that we will resolve these conflicts in a manner favorable to our minority shareholders.
We have several existing and possible future conflicts of interests. Our
President, Leonard Perle, is employed as a Vice-President of Operations by Jeen
International, which is solely owned by our President's son, Adam Perle.
Currently, we are leasing office space at Jeen International's facility in
Fairfield, New Jersey. We also have an exclusive marketing agreement with another company that is owned by Adam Perle, Pro-Finishes, Inc., which owns
900,000 shares of our common stock. This agreement provides for commission payments of 10% upon gross sales of the environmental product we intend to market. The Pro-Finishes agreement was not negotiated at "arms length." In addition, although Mr. Leonard Perle is not involved in other business activities, he may become so involved in the future. These agreements and possible future business activities may create conflicts of interest that may not be resolved in a manner favorable to our minority stockholders. We have not formulated a policy for the resolution of such conflicts.

Our environmental product may be ineffective for use on any land or water in our target markets, and as such, we  may be unable to sell our products in our target markets.
Although we plan to conduct testing of water bodies located in our target markets of the United States, Canada, Mexico, or Central or South America, no
testing has yet occurred. Accordingly, we may find that our environmental product will not be a successful means of removing phosphorus and other contaminants in the natural and industrial waters and waste water streams in our target markets.

Because the Phoslock product is new to the environmental clean-up business in our target markets, we may encounter difficulties marketing our product.
The Phoslock product has never been introduced in the countries where we intend to market and distribute the Phoslock product, including the United States which will encompass our first year of operations. These countries have traditionally used dredging and Aluminum Sulphate to reduce phosphorous levels. Unless we can distinguish our product from others, we may have difficulty in introducing
Phoslock as an environmental solution in these countries.

Because our common stock is considered a penny stock, any investment in our common stock is a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.
A market does not exist and may never develop for our securities.  If in the future our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange
Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock and as a result you may be subject to the risk of being unable to sell your shares. In addition, our shareholders will, in all likelihood, find it difficult to sell their securities.  For additional details concerning the disclosure requirements under the penny stock rules, please see our Penny Stock Considerations Section at pages 49.

                                       13

We may not meet the National Association of Security Dealers exchange listing requirements which will be implemented on January 1, 2003 which may lead to increased investment risk and inability to sell your shares.
If this Registration Statement is approved by the Securities and Exchange
Commission, we plan to apply to the National Association of Security Dealers to have our common stock quoted on the Over-the-Counter Bulletin Board; however, as of January 1, 2003 and continuing through June 1, 2003, the National Association of Security Dealers, subject to the approval of the Securities and Exchange
Commission, is phasing out the Over-the-Counter Bulletin Board and as of June 1,
2003, it will be eliminated and replaced with an exchange. There are no assurances that we will meet the new exchange requirements, including requirements to have 100 round lot shareholders and a float of 200,000 shares.
Should we fail to meet the new exchange requirements, our common stock will not trade, and you will be unable to sell your shares.

ITEM 4. USE OF PROCEEDS

Not Applicable. We will not receive any proceeds from the sale of the securities by the Selling Shareholders.

ITEM 5. DETERMINATION OF OFFERING PRICE

A market does not currently exist and may never develop for our securities. Our management has determined the offering price for the Selling Shareholders'
shares. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.

ITEM 6. DILUTION

Not Applicable. We are not offering any shares in this Registration Statement.
All shares are being registered on behalf of our Selling Shareholders.

ITEM 7. SELLING SECURITY HOLDERS

The Selling Shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the Selling
Shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Shareholders upon termination of this offering. We believe that the Selling Shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. None of the Selling Shareholders are broker-dealers or affiliates of broker-dealers.
We will not receive any proceeds from the sale of the securities by the Selling
Shareholders.

                                       14

Name                               Beneficial         Amount           Amount    Percentage Owned
                                  Relationship      Owned Prior        to be       Before/After
                                  with Issuer       to  Offering      Offered       Offering

Black, John L.                                          10,000          1,000           ‹1%/0%
Cane, Rudolph C.                                        17,500          1,750           ‹1%/0%
Crenshaw, Kirby                                          5,000            500           ‹1%/0%
Davis, Rich & Connie                                    10,000          1,000           ‹1%/0%
DFM Management, Ltd             Beneficial Owner*    1,500,000        150,000         19.83%/17.85%
Ettenger, Robert Lee                                     7,500            750           ‹1%/0%
Fasoldt, Chris                                           5,000            500           ‹1%/0%
Glacier Marketing Int'l, Inc.         Director **       25,000          2,500           ‹1%/0%
Glacier Marketing Int'l, Inc. ESOP    Director **        5,000            500           ‹1%/0%
Grant, Larry T.                                         10,000          1,000           ‹1%/0%
Hamilton, Lehrer & Dargan             Law Firm           5,000            500           ‹1%/0%
Hofer, Richard                                          10,000          1,000           ‹1%/0%
Hokenson, Peter F.                                      50,000          5,000           ‹1%/0%
International Equities Grp, Inc.  Beneficial Owner*    500,000         50,000         6.60%/5.95%
Jasper Marketing, Inc                 Director **       10,000          1,000           ‹1%/0%
Kissner, William J.                                     68,000          6,800           ‹1%/0%
Legel, Larry                          Director           5,000            500           ‹1%/0%
Legel, Larry & Brenda                 Director           5,000            500           ‹1%/0%
Mantey, Jeffrey                                         11,000          1,100           ‹1%/0%
Nagel, Gregory                     Beneficial Owner/   850,000         85,000         11.24%/10.11%
                                   Debenture Holder
Otto, Michael D.                                        10,000          1,000           ‹1%/0%
Perle, Leonard                     Officer             900,000         90,000            11.9%/10.7%
Pro-Finishes, Inc.                 Sales Agent****     900,000         90,000            11.9/10.7%?
Pumper, Scott                                          250,000         25,000         3.30%/2,97%
Ross, Warren A. & Frances F.                             3,000            300           ‹1%/0%
R.S. Silkscreening, Inc.                                10,000          1,000           ‹1%/0%
Sanzari Family Trust                                   250,000         25,000         3.30%/2.97%
Schaefer, Duane                                          3,000            300           ‹1%/0%
Scott, Bradley J.                                        8,000            800           ‹1%/0%
Smith, Donald W.                                        10,000          1,000           ‹1%/0%
Spackeen, Scott                                         30,000          3,000           ‹1%/0%
Sprague, Roy W. & Gertrude M.                           15,000          1,500           ‹1%/0%
Tricou, Rene                                             9,000            900           ‹1%/0%
Vaughn, Gary                                            15,000          1,500           ‹1%/0%
Whalen, William P.                                     250,000         25,000         3.20%.2.97%
Wright, John B.                                          5,000            500           ‹1%/0%
   TOTAL                                              3,977,000       487,700

*  DFM Management, LTD's and International Equities Group, Inc.'s shares together reflect the indirect ownership of 26.43% of our shares owned by beneficial owner, Joseph Safina.

** The shares of Glacier Marketing Int'l Inc., Glacial Marketing International
Inc. ESOP and Jasper Marketing, Inc. reflect the indirect ownership of one of our Directors, Larry Legal.

*** The control persons of the Selling Shareholders that are corporate entities are:
DFM Management, Ltd -  99% owned by beneficial owner Joseph Safina.

****The shares of Pro-Finishes, Inc. relect the indirect ownership of that corporation's President and owner, Adam Perle

Glacier Marketing Int'l Inc. - 100% owned by one of our directors, Larry Legel.

Glacier Marketing Int'l Inc. ESOP - 100% owned by one of our directors, Larry Legel.

Hamilton, Lehrer & Dargan, P.A. - 100% owned by Brenda Lee Hamilton.

Integrated Mineral Tech. Ltd. - Mr. Bidois owns 28% of Integrated Minerals
Technology through JN Bidois Holdings Unit Trust Pty Ltd which is 100% owned by Mr. Bidois and members of his family.

International Equities Group - owned 50% by beneficial owner, Joseph
Safina, and 50% by Mr. Safina's wife, Jennifer Safina.

Jasper Marketing Group, Inc. - 100% owned by one of our directors, Larry Legel.

Apart from Larry Legel and his affiliation with the entities noted in footnote
** above (specifically Glacier Marketing International, Inc. and Jasper
Marketing Group,Inc.), none of the named natural person Selling Shareholders listed above are affiliated with the corporate entities listed in footnote ***
above.

                                       15

We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the Selling
Shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of the security resales.

ITEM 8.  PLAN OF DISTRIBUTION

Our Selling Shareholders are offering 487,700 of our common stock. We will not receive proceeds from the sale of shares by the Selling Shareholders. The
Selling Shareholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of one dollar and ten cents per share until all our shares of common stock are quoted on the
Over-the-Counter Bulletin Board and thereafter at prevailing prices or privately negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

        o   Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
        o   Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
        o   Purchases by a broker-dealer as principal and resale by the broker-
            dealer for its account;
        o   An exchange distribution in accordance with the rules of the applicable exchanges;
        o   Privately negotiated transactions;
        o   A combination of any such methods of sale; and
        o   Any other method permitted pursuant to applicable law.

The securities offered by this prospectus will be sold by the Selling
Shareholders or by those to whom such shares are transferred. We will file a post-effective amendment to this Registration Statement to identify transferees to whom the Selling Shareholders transfer their stock. We are not aware of any underwriting arrangements that have been entered into by the Selling
Shareholders. The distribution of the securities by the Selling Shareholders may be effected in one or more transactions that may take place in the
Over-the-Counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

Any of the Selling Shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the Selling Shareholders were to provide us with cash proceeds from their sales of the securities. If any of the Selling Shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

                                       16

In addition, the Selling Shareholders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters'
compensation.

The Selling Shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions.
Upon default by such Selling Shareholders, the pledgee in such loan transaction would have the same rights of sale as the Selling Shareholders under this prospectus. The Selling Shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. The Selling Shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such
Selling Shareholders under this prospectus.

In addition to the above, each of the Selling Shareholders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation
M, which may limit the timing of purchases and sales of any of the securities by the Selling Shareholders or any such other person. Upon this registration being declared effective, the Selling Shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this
Registration Statement.

There can be no assurances that the Selling Shareholders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the Selling Shareholders, we will pay all the fees and expenses incident to the registration of the securities, other than the Selling Shareholders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the Selling Shareholders.

                                       17

Should any substantial change occur regarding the status or other matters concerning the Selling Shareholders, we will file a Rule 424(b) prospectus disclosing such matters.

ITEM 9. LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. There are no family relationships between any of the directors and executive officers. Our directors and executive officers are as follows:

Name                  Age          Position                             Term
-----                 ---          --------                             ----
Leonard Perle         66           President/Chief Executive            1 year
                                   Officer/Chairman of the Board

Larry Legel           55           Director/Secretary/Treasurer/        1 year
                                   Chief Financial Officer

Leonard Perle has been our President, Chief Executive Officer and Chairman of the Board Officer since January 20, 2002. From approximately April 1996 to present, Mr. Perle has been the Vice President of Operations of Jeen
International Corporation, a chemical manufacturing and distributor located in
Fairfield, New Jersey and incorporated in Florida. Jeen International is solely owned by Mr. Perle's son, Adam Perle. Since our inception, Mr. Perle has devoted approximately 75% of his time to his position at Jeen International and only 25%
of his time to our business. Commencing in April 2002, Mr. Perle will devote approximately 90% of his time to our business, and only 10% to Jeen
International. From 1969 to 1996, Mr. Perle was the president of Protameen
Chemical Company, a chemical manufacturing and distributor located in Totowa,
New Jersey. Mr. Perle received a Bachelors Degree in Chemistry from Brooklyn
College in 1961.

Mr. Larry Legel has been a member of our Board of Directors since our inception.
From our inception to January 19, 2002, Mr. Legel was our President, Chief
Executive Officer, Chief Financial Officer, Secretary, and Treasurer. Mr. Legel
spent approximately 25% of his time as our President/Chief Executive Officer until January 19, 2002, when he resigned his position as our President/Chief
Executive Officer in order that we could hire a President/Chief Executive
Officer that could devote most of his time to those positions. Mr. Legel continues in his capacity as our Chief Financial Officer, Secretary, and
Treasurer. Mr. Legel has been licensed as a Certified Public Accountant in the
State of Florida since 1974 and has operated and owned his own Certified Public
Accounting firm since 1974. Mr. Legel now spends approximately 25% of his time to our business and 75% to his accounting practice. Mr. Legel received a
Bachelors Degree in Business Administration from Wayne State University in 1969.

                                       18

The directors named above will serve until the next annual meeting of our shareholders to be held within six months of the close of our fiscal year or until a successor shall have been elected and accepted the position. Directors are elected for one-year terms.

SIGNIFICANT EMPLOYEES

Other than the aforementioned, we have no other employees.

FAMILY RELATIONSHIPS

There are no family relationships among our officers, directors, or persons nominated for such positions.

LEGAL PROCEEDINGS.

No officer, director, or person nominated for such positions, promoter, control person, or significant employee has been involved in legal proceedings that would be material to an evaluation of our management.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this
Registration Statement, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors or nominees, by all executive officers and our directors and executive officers as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control of our company.

Security  Ownership  of  Beneficial Owners:

Title of Class        Name & Address            Amount        Nature
  Percent

Common                Adam Perle*                900,000       Indirect
11.90%                24 Madison Road
                      Fairfield, New Jersey
                      07004

Common                Leonard Perle**            900,000       Direct
11.90%                30 E. 63rd Street
                      New York, New York
                      10021

Common                Joe Safina***            2,000,000       Indirect
26.43%                1 E. Broward Blvd.
                      Suite 700
                      Fort Lauderdale, Florida
                      33301

                                       19

Common                Gregory Nagel              850,000       Direct
11.24%                5828 Sebastian, #109
                      San Antonio, Texas
                      78249

Common                Joel Bidois****            780,000****   Indirect
10.31%                24 Eagle View Place
                      Eagle Farm, Brisbane
                      Queen Land 40009
                      Australia

Common                Cameron Tregaskis*****     500,000       Indirect
6.60%                 8 Admiralty Drive
                      Alexander Headlands QLD 4572
                      Australia

* Adam Perle's indirect ownership is composed of 900,000 shares directly owned by Pro-Finishes, Inc., of which he is the sole owner. Adam Perle, is the son of our President, Leonard Perle, who is employed by Jeen International, Inc., a company solely owned by Adam Perle. In addition, Pro-Finishes, Inc., a company solely owned by Adam Perle, is our exclusive sales agent. Adam Perle is of majority age and does not live in the same household as Leonard Perle. Neither
Adam or Leonard Perle derive any beneficial ownership in our common stock from one another.

**Does not include Leonard Perle's receipt of 7,000,000 options which he may exercise at certain revenue or earnings levels. None of the options have been exercised to date. None of the options are reasonably expected to be exercised in the next sixty days.

***Mr. Safina's indirect ownership interest is composed of: (a) 500,000 shares directly held by International Equities Group, Inc., a Florida corporation; 50%
owned by Mr. Safina and 50% owned by his wife, Jennifer Safina; and (b)
1,500,000 shares directly held by DFM Management, Ltd., a limited partnership created under the Texas Revised Limited Partnership Act, 99% of which is owned by Mr. Safina as a limited partner of DFM Management, Ltd. International
Equities Group, Inc. is located at 1 East Broward Boulevard, Suite 700, Fort
Lauderdale, Florida 33301. DFM Management, Ltd. is located at 1900 West Loop
South, Suite 2050, Houston, Texas 77027. Mr. Safina assisted us in negotiating our license agreement with Integrated Minerals Technology. There was no verbal or written agreement involving Mr. Safina's negotiations with Integrated
Minerals Technology on our behalf or to compensate Mr. Safina for this service, for which he received none.

****Mr. Bidois's indirect ownership interest is composed of: (a) 250,000 shares directly held by Genesis Research Corporation which is 100% owned by Mr. Bidois;
and (b) 530,000 shares directly held by Integrated Minerals Technology. Mr.
Bidois owns 28% of Integrated Minerals Technology through JN Bidois Holdings
Unit Trust Pty Ltd which is 100% owned by Mr. Bidois and members of his family.

                                       20

******Mr. Trekasgis's indirect ownership interest is composed of 500,000 shares of common stock directly held by Consolidated Alliance, Ltd. which is 100% owned by Mr. Trekasgis.

Security Ownership of Management:

Title of Class       Name & Address                 Amount        Nature        Percent

Common               Leonard Perle                  900,000       Direct        11.90*
                     30 E. 63rd Street
                     New York, New York
                     10021

Common               Larry Legel**                   50,000        Direct/        0.66%
                     5100 N. Federal Highway                      Indirect
                     Suite 409
                     Fort Lauderdale, Florida 33308

Common               Officers & Directors           950,000       Direct/        12.66%
                     as a Group (2)                               Indirect

*Does not include Leonard Perle's receipt of 7,000,000 options which he may exercise at certain revenue or earnings levels. None of the options have been exercised to date. None of the options are reasonably expected to be exercised in the next sixty days.

**Mr. Legel's direct ownership interest is composed of 5,000 shares of common stock owned by Mr. Legel individually and 5,000 shares of common stock owned with his wife as joint tenants. Mr. Legel's indirect ownership interest is composed of: (a) 25,000 shares of common stock owned by Glacier Marketing
International, Inc., a Florida corporation 100% owned by Mr. Legel; (b) 5,000 shares of common stock owned by Glacier Marketing International, Inc. ESOP; and
(c) 10,000 shares of common stock owned by Jasper Marketing, Inc., a Florida corporation 100% owned by Mr. Legel. Glacier Marketing International and Jasper
Marketing are located at 5100 N. Federal Highway, Suite 409, Fort Lauderdale,
Florida.

ITEM 12. DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our securities and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this prospectus is a part.

COMMON STOCK

GENERAL:

We are authorized to issue 100,000,000 shares of common stock with a par value of $.001 per share. As of the date of this Registration Statement, there were
7,565,000 common shares issued and outstanding held by 52 shareholders -- of record. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

We are not authorized to issue shares of preferred stock.

                                       21

VOTING RIGHTS:

Each share of common stock entitles the holder to one vote on each matter submitted to a vote at a meeting of shareholders, either in person or by proxy.
At each election of directors, each shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by the shareholder, for as many persons as there are directors to be elected at that time for whose election the shareholder has the right to vote.

DIVIDEND POLICY:

The Board of Directors may authorize, and we may make, dividends on our shares in cash, property, or our own shares and other distributions to our shareholders, subject to the restrictions contained in our Articles of
Incorporation, to the requirements of Sections 607.0623 and 607.06401 of the
Florida Business Corporation Act. We have not declared or paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

MISCELLANEOUS RIGHTS AND PROVISIONS:

Holders of our common stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. All outstanding shares of our common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and assessable.
There are no provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

SHARES ELIGIBLE FOR FUTURE SALE:

Once this Registration Statement is effective, the 397,700 shares being offered by our Selling Shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which will be restricted by the resale limitations of Rule 144 under the
Securities Act of 1933.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

                                       22

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

All of the shares being offered by our Selling Shareholders could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL

Our Financial Statements as of December 31, 2001, and the related Statement of
Operations, Stockholders' Equity and Cash Flows for the period from August 9,
2001 at our inception, through December 31, 2001 have been included in this prospectus are in reliance on the report of Durland and Company, Independent
Certified Public Accountants, P.A., given on the authority of that firm, as experts in accounting and auditing.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws provide that: (a) we have the power to indemnify any director, officer, employee, or agent as provided in Section 607.0850 of the Business
Corporation Act; (b) we may make any other or further indemnification or advancement of expenses of any of our directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding such office; and (c) a director, officer, employee, or agent may apply for indemnification or advancement of expenses, or both, to a court of competent jurisdiction.

Insofar as indemnification  for liabilities  arising under the Securities Act of
1933 may be permitted to our directors,  officers and  controlling  persons,  we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

On September 30, 2001, we sold 5,000 shares of common stock to our prior president, Larry Legel, for $.001 per share, for total consideration of $50.

                                       23

On September 30, 2001, we sold 900,000 shares of our common stock to Leonard
Perle at $.001 per share for total consideration of $900. Mr. Perle became our
President on January 20, 2002.

On September 30, 2001, we sold 900,000, shares of our common stock to
Pro-Finishes, Inc. for $.001 per share for total consideration of $900. The president of Pro-Finishes, Inc., Adam Perle, is the son of our President,
Leonard Perle. Adam Perle is of majority age, lives in a separate residence from
Leonard Perle, and Leonard Perle derives no beneficial interest from shares owned by Pro-Finishes.

On September 30, 2001, we sold 500,000 shares of our common stock to
International Equities Group, Inc., a Florida corporation 100% owned by Joseph
Safina, a beneficial owner of our common stock, for $.001 per share for total consideration of $500.

On September 30, 2001, we sold 1,500,000 shares of our common stock to DFM
Management, Ltd., a limited partnership that is 99% owned by Joseph Safina, a beneficial owner of our common stock, for $.001 per share for total consideration of $1,500.

On November 20, 2001, we sold 5,000 shares of our common stock at $.001 per share for total consideration of $5 to Larry and Brenda Legel as Tenants by the
Entirety.

On November 20, 2001, we sold 25,000 shares of our common stock at $.001 per share for total consideration of $25 to Glacier Marketing International, Inc., a
Florida corporation 100% owned by our then president, Larry Legel.

On November 20, 2001, we sold 5,000 shares of our common stock at $.001 per share for total consideration of $5 to Glacier Marketing International, Inc.
ESOP.

On November 20, 2001, we sold 10,000 shares of our common stock at $.001 per share for total consideration of $10 to Jasper Marketing, Inc., a Florida corporation 100% owned by our previous president, Larry Legel.

Other than the above transactions, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons. Also, we have not had any transactions with any promoter. We are not a subsidiary of any company.

ITEM 16.  DESCRIPTION OF BUSINESS.

BUSINESS DEVELOPMENT.

We were incorporated in Florida on August 9, 2001 to market Phoslock, a patented third party's product that removes phosphorus and other contaminants in natural and industrial waters and waste water streams. We have been a development stage company since our inception. To date, we have devoted all of our efforts on:

        o   Formulating our business, marketing, and operational plan;
        o   Raising capital; and
        o   Negotiating and completing agreements with the licensor of the
            Phoslock product and our exclusive sales agent.

                                       24

We have never been the subject of any bankruptcy or receivership action. We have had no material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets outside the ordinary course of business. We began implementing our business plan in September 2001 that consisted of the above activities.

We have no plans to seek a merger, acquisition or business reorganization or to otherwise enter into a business combination with another entity.

PRINCIPAL PRODUCT & SERVICES

Statement of the Environmental Problem
--------------------------------------

Waterways are prone to toxic algae. A low phosphorous content to soil in an agricultural setting requires the addition of fertilizer which washes away during rainfall. Nutrients also pour into the water from human and animal sewage effluent, eroded soil, urban storm runoff, groundwater and various industries.
These unwelcome nutrients cause water bodies to become so rich in nutrients that the populations of toxic algae can explode. These algae blooms can be toxic to humans and they remove oxygen from infested water causing poor water quality.

Development of Phoslock
------------------------

The development of Phoslock was the result of a joint initiative involving the following three entities:

        o   The Australia Commonwealth Government agency, Commonwealth
            Scientific and Industrial Research Organization of Australia,
            otherwise known as CSIRO, which is a global provider of
            Technologies. CSIRO sought a solution to phosphorous as a
            contributor to the poor health of water systems throughout Australia and other countries.

        o   The Western Australian Water and Rivers Commission, which is a division of the Western Australian Government charged with the responsibility of providing uncontaminated water to Western
            Australia's citizens.

        o   The Swan River Trust, which is an organization charged with the responsibility of administering the environmental well-being of the
            Swan River located in Perth, Western Australia. Algal blooms have been a regular occurrence over recent years in river systems and lakes flowing into the Swan River. During 2001, the Swan River experienced its largest algal bloom in its recorded history. The
            Swan River Trust has been a major collaborator in the development of
            Phoslock.

The development of Phoslock was the result of research and development undertaken by the joint initiative members in order to identify and develop environmental control measures that could be used in the Swan and Canning Rivers located in Perth, Western Australia and to reduce the concentration of the nutrients nitrogen and phosphorus derived from river sediments. The release of these nutrients had been identified by the joint initiative as a key factor in triggering algal blooms.

                                       25

We have had no affiliation or relationship with any of the joint initiative members that were involved in the development of the Phoslock product; however,
Integrated Mineral Technologies which granted us the Phoslock sublicense was previously involved with one of the joint initiative partners, CSIRO, in that in
November 2000 CSIRO granted Integrated Mineral Technology a 20 year worldwide non-transferable license to market and manufacture Phoslock in November 2000.
Our involvement with the Phoslock product did not begin until August 2001 when we entered into a sublicense agreement with Integrated Minerals Technology.

Developmental History
---------------------

 Research of Phoslock began in November 1994 by CSIRO by conducting a detailed review of available remediation materials, followed by laboratory screening during the period from 1995 to 1996 of a selected number of materials. Among the screened materials, modified clay demonstrated the greatest potential for use as a remediation material. CSIRO conducted further laboratory trials to determine the features and performance of the clay under a variety of water conditions.
These laboratory trials were completed in late 1996 and showed that bentonite generally performed better than the other types of clays, providing a stable compound when mixed with rare earth that would safely keep the adsorbed phosphorus bound under a wide range of environmental conditions.

On March 26, 1997, CSIRO filed a Provisional Australian patent application with
IP Australia in Perth, the Australian government agency responsible for applications and registration of patents, trademarks and designs. On December
30, 1997, an International Patent Application was filed with the World
Intellectual Property Organization on the modified clay that had been developed and registered under the trademark Phoslock.

In mid-1998, CSIRO sought expressions of interest in commercializing the
Phoslock technology. In September 1999, CSIRO appointed Pacific Rim Minerals Pty
Ltd (later renamed Integrated Minerals Technology Ltd) as the preferred commercial partner for all market areas other than the wastewater market in
Australia. Integrated Mineral Technology Ltd was appointed by CSIRO as the exclusive worldwide Head Licensee for the production, distribution and manufacturing of Phoslock in all applications (including wastewater treatment).

During 1999 and 2000, Integrated Mineral Technology provided logistical and technical support in the field trials. These field trials consisted of applying
Phoslock slurry to controlled sections of the Swan and Canning rivers in Perth,
Western Australia. Phoslock was applied to the surface of the water as a slurry and worked by absorbing the phosphorus in the water column as it sank to the bottom. After sinking, Phoslock formed a reactive capping on the river bed that continued to absorb phosphorus released from the sediments.

                                       26

Description of the Phoslock Product
-----------------------------------

Phoslock is predominately a bentonite-based modified clay, initially developed to reduce phosphorus recycling within fresh water systems. Bentonite is a versatile industrial mineral that is used for industrial absorbents, pet litters, fertilizer formulations, and other miscellaneous uses. Bentonite is typically derived from volcanic ash and is clay that possesses a unique chemistry and crystalline structure and has special binding, swelling, sealing, lubricating and thickening, and absorbing properties. Bentonite is chemically modified by exchanging the cations normally present in clays, mainly bentonite, with the rare earth element, lanthanum. It is a positively charged clay that irreversibly binds the lanthanum phosphate to the surface of the clay substrate thereby removing phosphorus from water.

Phoslock can be formulated and applied to water systems as a slurry, powder or granule and works by absorbing phosphate from the water column as it settles to the bottom. Once it has passed through the water column, Phoslock forms stable sediment on the bed of the water body which effectively traps the nutrients that have already been absorbed as well as those released from the sediments.

Potential Application of Phoslock to Natural Water Bodies such as Lakes, Ponds and Rivers

To date, our licensor, Integrated Mineral Technology, has concentrated its efforts on the application of Phoslock to natural water bodies. Based on the research conducted by the joint initiative members, we believe that Phoslock is an effective environmental solution to removing phosphorous in natural water bodies. Our belief that Phoslock has the potential to remove Phosphorous from natural water bodies is based on a technical report published by CSIRO in
November 2000, "Land and Water, 2000 Canning River Trials: Technical Report".
This report summarizes the Canning River case study as a major trial that was undertaken by CSIRO on the Canning River in Western Australia in early 2000 to evaluate the performance of Phoslock in reducing filterable reactive phosphorus and in monitoring the ecosystem on a large scale. The trial involved the application of forty tones of Phoslock over two 400 metre sections of the river.
After application, Phoslock was allowed to settle and form a thin reactive capping on the bottom sediments. Urban drains discharging into the river were also dosed. Unseasonably heavy rainfall 25 days into the trial markedly changed the character of the trial. This flood event resulted in over 100 bed volumes of water being flushed through both of the Phoslock treated sections in one week.
As a result of the rainfall, the trial provided an opportunity to evaluate how
Phoslock would perform after a major system perturbation.

The key findings reported by the technical report published by CSIRO are as follows:

        o   After the application of Phoslock, average surface water
            concentration of filterable reactive phosphorus declined to below detection limits within 24 hours.  Bottom water concentrations also declined to below detection limits between 3-5 days after
            application; and
        o   Even after a major flood, where Phoslock was reburied and
            redistributed on the bottom sediments, Phoslock still continued to actively remove a large proportion of filterable reactive Phosphorus that was released from the bottom sediments.

                                       27

Potential Applications of Phoslock to Industrial, Agriculture and Recreational
Settings:

We believe that Phoslock may have the potential to remove phosphorous and other oxyanions such as arsenate in industrial, agriculture and recreational settings.
The major problem affiliated with environmental problems under these settings is the same as in natural water settings, namely still water being affected by environmental conditions and causing algae. The basis for this belief is that the same environmental solution processes with Phoslock would be involved as in natural waterways; however, whether in fact Phoslock offers opportunities for the removal of phosphorus from industrial process water or effluent is subject to further research and development and testing that must be conducted on these settings to determine its effectiveness as a phosphorous removal agent. Phoslock then may possibly be used in the following settings:

o        Man-made waterways, such as artificial wetlands and housing developments;
o        Municipal water treatment;
o        Industrial effluents;
o        Aquaria such as commercial hatcheries and consumer aquaria;
o        Farms dams;
o        Dairy farms;
o        Power plants;
o        Constructed wetlands;
o        Aquaculture farms;
o        Commercial development;
o        Piggeries;
o        Aquariums;
o        Feedlots;
o        Mining outflows;
o        Golf courses; and
o        Industrial effluents.

We will market Phoslock for industrial settings if research and development and testing establishes that Phoslock has potential to remove Phosphorous in industrial settings.

OUR ROLE IN ESTABLISHING POTENTIAL MARKETS FOR PHOSLOCK LOCATED IN THE UNITED
STATES, CANADA, MEXICO AND COUNTRIES LOCATED IN CENTRAL AND SOUTH AMERICA.

We intend to market and manufacture Phoslock through third parties.  At present, our current financial condition,  including our cash position, does not permit us to implement an in-house marketing or manufacturing operation.  To implement in-house manufacturing and marketing operations would require total expenditures of approximately $400,000, as follows:

                                       28

        o   $125,000 for mixers, dryers and baggers used in the manufacturing process; and
        o   $250,000 for in-house marketing, including an in-house sales manager at a $100,000 salary and 3 sales persons at a salary of $50,000 each.

If we generate sufficient revenues in excess of our working capital, required royalty payments and other needs, we may establish an in-house manufacturing facility; however, at the present time we cannot predict with any accuracy whether we will be in a financial position to do so.

Our operations will be exclusively managed by our President. Our
Secretary/Director will assist in the financial aspects of our operations. We intend to market the Phoslock product through our exclusive sales agent,
Pro-Finishes, Inc. Our President will assist our exclusive sales agent in the marketing of the product by conducting an advertising campaign consisting of environmentally targeted publications, direct mail, and telephone contact and providing Pro-Finishes with sales leads based on our own research of industries that could benefit from the Phoslock product, such as governmental authorities with algae problems. In addition, our president will: (a) manage our day to day operations; (b) provide technical support to our sub-manufacturers regarding the manufacturing process to make Phoslock; (c) provide technical support to our customers regarding the application of Phoslock; (d) arrange for shipping of raw materials; and (e) provide water testing to determine the amount of product needed for specific applications and the effectiveness of Phoslock in particular settings.

We intend to manufacture the Phoslock product through sub-manufacturers. Our
President has made only informal arrangements with certain sub-manufacturers to manufacture Phoslock; however, no verbal or written agreements exist presently and these arrangements have not been formalized in any other format. Our
President will conduct further research and interviews of potential sub-manufacturers and make selections based on cost and efficiencies of adhering to standards of quality. Our President will assist our sub-manufacturers by: (a)
arranging for the shipment of the raw material bentonite from various suppliers to the sub-manufacturers and lanthanum chloride from our New Jersey operations;
(b) providing the exact mixing formula; (c) periodically inspecting the sub-manufacturing facility; (d) arranging for the testing of the product at the sub-manufacturing facility; and (e) assisting in the sub-manufacturing mixing, bagging, and shipping procedures.

                                       29

MARKETING PLANS

We plan to market Phoslock through our exclusive sales agent, Pro-Finishes, Inc.
During our first year of operations, Pro-Finishes will only attempt to market the Phoslock product in the United States. Marketing to Canada, Mexico, and
Central and South America will not occur until at least our second year of operations. During the period from approximately July 2002 to July 2003, the president of Pro-Finishes, Inc., Adam Perle, will be responsible for marketing the Phoslock product. Thereafter, Mr. Adam Perle plans to recruit three sales persons from his affiliated company, Jeen International, Inc., to become employed by Pro-Finishes and market the Phoslock product. Jeen International,
Inc. is a manufacturer and distributor of approximately 300 cosmetic chemical products throughout the United States and has conducted business from April 1996 to present. Jeen International employs 8 salespersons to sell such products. Our salespersons will be compensated on a commission basis, the specific commission of which has not been determined by Pro-Finishes. Pro-Finishes marketing program will consist of the following:

1. Conduct research to determine the appropriate contact information regarding water managers, directors, government officials, technical persons, or other persons responsible for environmental water problems concerning:

        o   natural waterways, such as lakes, rivers, estuaries and ponds;
        o   man-made water bodies such as that contained in golf courses, farms dams and artificial wetlands;
        o   municipal and industrial wastewater systems, including sewerage treatment and industrial wastewater treatment of light, medium and heavy industry;
        o   intensive animal production, including treatment of effluent from intensive animal production units such as piggeries, feedlots, aquaculture farms and dairy farms; and
        o   retail products - possible application of the Phoslock product to development of other retail products such as swimming pool cleaners.

2. Send a brochure to these persons demonstrating the usage of Phoslock and its advantages, followed up by a telephone call to schedule an appointment with interested parties.

3. Conduct a sales presentation at the appointments. Offer free testing of water and perform a comparison test using the Phoslock product.

In addition, we will: (a) attend at least three trade shows a year that specialize in environmental clean-up products; (b) disseminate press releases regarding the Phoslock product; and (c) conduct print and/or Internet advertising.

We will pursue the above marketing plans throughout our twelve month plan of operations; however, as of the date of this Registration Statement we have not undertaken any of the above marketing plans. The estimated costs affiliated with our marketing plans are:

        o   Pro-Finishes Sales Persons - 10% commission to Pro-Finishes, the total cost of which is now undeterminable;
        o   Attendance at Trade Shows - Approximately $15,000 for travel, lodging, attendance fees and set-up costs; and
        o   Print and/or Internet Advertising - Approximately $75,000 during first year of operations.

All of the above-described marketing plans will occur throughout our first year of operations. We do not anticipate any costs associated with disseminating press releases regarding the Phoslock product.

                                       30

DISTRIBUTION OF PRODUCTS AND SERVICES

As detailed above Phoslock can be used in a large range of diverse applications and industries.

Each application will have an appropriate distribution channel for commercial sale of the product. Distribution channels may vary from direct retail sale for an aquaria product to sublicense for certain industrial applications and collaborative sale with water engineering companies to government instrumentalities.

MATERIAL AGREEMENTS

Our Agreement with International Minerals Technologies to Sell Phoslock On
August 15, 2001.

International Minerals appointed us as its exclusive sub-licensee to manufacture and sell Phoslock based on the Phoslock technology in the United States, Canada,
Mexico and countries in Central and South America. We may use the Phoslock
product in all these territories. Our obligations under the license agreement include actively promoting the sale of Phoslock within the licensed territories.

Term:
The term of the license comprises two parts:
        o   Initial Period - The period commencing on August 15, 2001 and ending on June 30, 2002.
        o   Further Term - The period of 18 years and 4 months commencing on
            July 1, 2002.

Termination of Agreement:
The license may be terminated in the event either party is in breach of the agreement or in the event that the head license granted by CSIRO to
International Minerals is terminated.

Consideration:
The consideration for the grant of the license is $150,000 which we paid to
Integrated Minerals on July 10, 2001.

Best Efforts:
We are  required to use our best efforts to sell Phoslock.

Minimum Royalties - Initial Period:
During the Initial Period, from August 15, 2001 to June 30, 2002, we are required to pay minimum royalties of $850,000 consisting of eight payments of
$106,260 each. These payments are required to be made if and only if we sell specified amounts of Phoslock, specifically orders of 250 tons of product.  To date we have not sold any Phoslock; accordingly, we are not required to pay the minimum royalties of $850,000, nor have we done so. However, if we do sell
Phoslock and fail to pay the minimum royalties, we may be considered in default of our agreement with Integrated Minerals and the agreement may be terminated by
Integrated Minerals.

                                       31

Royalties - Further Term:
The provisions in the agreement for further term royalties are:
        o   January 2003 to December 2003 - Minimum Royalty Amount of $250,000
            plus 30,000 shares of our common stock, if our common stock is publicly traded. This Minimum Royalty Amount cash component is payable in two installments of $125,000 each.  Installment 1 is due and payable when we sell a total of 500 tons of Phoslock for the year 2003.  Installment 2 is payable when we sell a total of 1000 tons of Phoslock for the year 2003;
        o   January 2004 to December 2004 - Minimum royalty of $843,750;
        o   January 2005 to December 2011 - Minimum royalty of $1,260,000 for each year from 2005 to 2011; and
        o   January 2012 to end of License - Minimum royalty of $1,680,000 for each year from 2012 until the end of the Agreement.

We are required to make the foregoing royalty payments during the further term whether or not we sell Phoslock.

Assignment of Transferability of Agreement:
The agreement provides under "Assignment" that the agreement is personal to us, and that we may not assign our rights under the agreement or subcontract the obligations imposed under the agreement without the prior written consent of
Integrated Minerals and that such approval may not be unreasonably withheld.
There is no other provision in the agreement which provides for assignment or transfer of the agreement.

Sublicenses:
We may sub-license to other parties in accordance with the terms of the agreement. The agreement provides that if we sell a sub-license, a payment of
15% of the up front sales price due to us is payable to Integrated Mineral at a maximum of $100,000.

Approval of Authorities:
Although Integrated Minerals warrants in the agreement that additional Federal
Environmental Protection Agency approvals are not required for use of Phoslock in natural waterways and sewage plants in the United States and further warrants that the sole ingredients of Phoslock are bentonite and lanthanum chloride, which are both already approved substances of the Environmental Protection,
Integrated Minerals nonetheless has undertaken in the Agreement to complete any action required by the Environmental Protection Agency to finalize such approval.

Sales Representative Agreement with Pro-Finishes, Inc.
-------------------------------------------------------

On October 1, 2001, we entered into a Sales Representative Agreement with
Pro-Finishes, Inc. in which Pro-Finishes became our exclusive Sales
Representative to market existing or future Phoslock products in the United
States, Canada, and Mexico in return for 10% of the gross sales. Pro-Finishes'
president, Adam Perle, is the son of our president, Leonard Perle. This agreement provides for commission payments to Pro-Finishes for sales of
Phoslock. The Pro-Finishes agreement was not negotiated at "arms length". This agreement and Pro-Finishes' stock ownership subjects us to potential conflicts of interest that may not be resolved in a manner favorable to our minority stockholders.

                                       32

Pro-Finishes was incorporated in 1997 in the State of New Jersey and was formed with the intention of obtaining the rights to and brokering various chemicals and finishes; however, it has not conducted any business since its inception.

Amended Convertible Debenture and Common Stock Agreement
--------------------------------------------------------

On February 25, 2002, we entered into an Amended Convertible Debenture and
Common Stock Agreement in which we received $600,000 in proceeds. Of the
$600,000 proceeds, $150,000 was disbursed to Integrated Minerals Technology, in connection with our license agreement with that company for the Phoslock product. In connection with the Convertible Debenture and Common Stock
Agreement, we issued a Debenture Note payable for $600,000 convertible to 60,000 shares of our common stock at $10 per share at any time up to May 24, 2004, otherwise payable at 8% interest annually, plus principal payable on May 24,
2004. As of March 31, 2002 accrued interest payable is $32,088 upon the $600,000
Debenture Note payable.

In addition to the foregoing, we issued 850,000 of our common stock to the
Debenture Holder for consideration of $14,387.

Employment Agreement with our President
---------------------------------------

On October 1, 2001 we entered into an employment agreement with our
President/Chief Executive Officer/Director, Leonard M. Perle, which did not become effective until January 20, 2002. The term of employment provided for in the agreement is five years. Mr. Perle took over as our President on January 20,
2002. The agreement provides that Mr. Perle serve as our President and a member of our Board of Directors in return for the following compensation:

        o   During month one through month twelve of his employment, an annual base salary of $60,000;
        o   During months thirteen through nineteen, a $100,000 annual salary;
        o   During months twenty through twenty-six a $150,000 annual salary;
        o   During months twenty-seven through thirty-two, a $200,000 annual salary; and
        o   During months thirty-three through sixty, a $250,000 annual salary.

In addition to the foregoing, the employment agreement provides for a total of
7,000,000 stock options that Mr. Perle has received and may exercise if we attain certain revenue or earnings levels, if ever.

                                       33

Of the 7,000,000 options, Mr. Perle has received 1,500,000 options that he may exercise at the following revenue levels:

         No. Of Options        Price                     Revenue Level
         --------------        -----                     --------------

            500,000            $ .50         Options exercisable at $1,000,000 in Revenue
            500,000             2.00         Options exercisable at $2,000,000 in Revenue
            500,000             2.50         Options exercisable at $4,000,000 in Revenue

Of the 7,000,0000 options, Mr. Perle has received 5,500,000 options that he may exercise at certain earnings levels, as follows:

         No. Of Options        Price                     Earnings Level
         --------------        -----                     ---------------
           500,000              $1.00        Options exercisable at $250,000 in Earnings
           500,000              2.50         Options exercisable at $500,000 in Earnings
           500,000              3.00         Options exercisable at $750,000 in Earnings
         1,000,000              5.00         Options exercisable at $1,000,000 in Earnings
         1,000,000              5.00         Options exercisable at $2,000,000 in Earnings
         1,000,000              7.00         Options exercisable at $5,000,000 in Earnings
         1,000,000              7.00         Options exercisable at $7,500,000 in Earnings

COMPETITIVE BUSINESS CONDITIONS AND OUR PLACE IN THE MARKET

Damage to United States water bodies has been identified as a serious environmental problem. A report named "Water Quality Conditions in the United
States: A Profile from the 1998 National Water Quality Inventory Report to
Congress" published by the United States Environmental Protection Agency, Office
of Water, stated the following findings:

"States, tribes, territories and interstate commissions report that, in 1998, about 40% of U.S. streams, lakes and estuaries that were assessed were not clean enough to support uses such as fishing and swimming. About 32% of U.S. waters were assessed for this national inventory of water quality. Leading pollutants in impaired waters include siltation, bacteria, nutrients and metals. Runoff from agricultural lands and urban areas are the primary sources of these pollutants. Although the U.S. has made significant progress in cleaning up polluted waters over the past 30 years, much remains to be done to restore and protect the nation's waters."

"Findings"

"Recent water quality data finds that more than 291,000 miles of assessed rivers and streams do not meet water quality standards. Across all types of water bodies, states, territories, tribes and other jurisdictions report that poor water quality affects aquatic life, fish consumption, swimming, and drinking water. In their 1998 reports, states assessed 840,000 miles of rivers and 17.4 million acres of lakes, including 150,000 more river miles and 600,000 more lake acres than in their previous reports in 1996."

                                       34

            SUMMARY OF QUALITY OF ASSESSED RIVERS, LAKES, AND ESTUARIES

   -------------- ------------- ---------------- ------------ ------------------- -------------
   Waterbed         Total          Amount           Good          Good but         Polluted
   -------------    Size          Assessed*        (% of         Threatened         (% of
      Type                      (% of Total)     Assessed)    (% of Assessed)     Assessed)
   -------------- ------------- ---------------- ------------ ------------------- -------------
   -------------- ------------- ---------------- ------------ ------------------- -------------
   Rivers          3.662.255        842.426      463.441           85.544         291.264
   (miles)                           (23%)        (55%)            (10%)            (35%)
   -------------- ------------- ---------------- ------------ ------------------- -------------
   -------------- ------------- ---------------- ------------ ------------------- -------------
   Lakes          41.593.748      17.390.370     7.927.486      1.565.175         7.897.110
   (acres)                            (42%)        (46%)            (9%)            (35%)
   -------------- ------------- ---------------- ------------ ------------------- -------------
   -------------- ------------- ---------------- ------------ ------------------- -------------
   Estuaries            90.465          28.687   13.439            2.766          12.482
   Sq. miles)                           (32%)    (47%)            (10%)            (44%)
   -------------- ------------- ---------------- ------------ ------------------- -------------

Of the assessed ocean shoreline miles, 12% are impaired, primarily because of bacteria, turbidity and excess nutrients. Primary sources of pollution include urban runoff, storm sewers and land disposal of wastes. States assessed only 5%
of the Nation's ocean shoreline miles.

States also found that 96% of assessed Great Lakes shoreline miles are impaired, primarily due to pollutants in fish tissue at levels that exceed standards to protect human health. States assessed 90% of Great Lakes shoreline miles.

Based on the extensive nature of the environmental problems in United States water bodies, we believe that competition will be intense and perhaps increasingly intensified in the future with a rapidly evolving market. There are no assurances that we can keep pace with such intense competition in this market.

Environmental Treatments Used by our Competitors

Aluminum sulphate, otherwise known as alum, is one of the most frequently used substances to remove phosphorous from natural water systems. Our biggest competitor, Gen-Tek, located in Hampton, New Hampshire is the largest single supplier of alum in North America with a turnover in excess of US$300 million.
The company sells 550,000 tons of alum annually, with approximately 250,000 tons of alum being sold into the water treatment market accounting for 50% of that market. Alum is applied to natural water systems as follows: (a) condition the water to an appropriate pH level; and (b) distribute the Alum solution onto the water surface by spraying.

Our competitive position in the marketplace compared to our major competitors in the alum market regarding such factors as price, quality, ability to get product to market, potential toxicity to living organisms, and potential product effectiveness is discussed in the charts below.

                                       35

We believe that Phoslock has certain advantages over alum, as follows:

ADVANTAGES OF PHOSLOCK OVER ALUM

---------------------------------------- ------------------------------------------ ------------------------
----------------------------------------- ------------------------------------------ ------------------------
Phoslock                                  Alum                                       Basis
----------------------------------------- ------------------------------------------ ------------------------
----------------------------------------- ------------------------------------------ ------------------------
High setting rate in most waters          Poor setting rate/more                     CSIRO Article -
and can be enhanced                       subject to physical factors                Chemical Methods of
                                                                                     Sediment Remediation *
----------------------------------------- ------------------------------------------ ------------------------
----------------------------------------- ------------------------------------------ ------------------------
No sludge formation meaning that          Potential Sludge formation - alum          CSIRO Article -
Phoslock locks the contaminants into      potentially creates sludge                 Chemical Methods of
Pebble-like substances that when          formation because when the  material       Sediment Remediation *
removed from the bottom  of the           that is formed from the alum/algae is
water body  are not                       then
re-released  in the                       removed from the bottom of the water
water                                     body, the nature of its formation  may
                                          lead to
                                          re-releasing the contaminants back into
                                          the water
----------------------------------------- ------------------------------------------ ------------------------
----------------------------------------- ------------------------------------------ ------------------------
Has wider operational pH which  can be    Lower operational pH of which              CSIRO Article -
adjusted to proper pH under the           may require adjustment with greater        Chemical Methods of
circumstances and thereby result in       danger of: (a)  low                        Sediment Remediation *
lower toxicity                            pH being created with potential toxicity
                                          to living organisms; or (b) high pH
                                          being created and corresponding risk of
                                          potential toxicity to living organisms
----------------------------------------- ------------------------------------------ ------------------------
----------------------------------------- ------------------------------------------ ------------------------
Possible future desire for greener        Possible risk of poor public perception    CSIRO Article -
alternatives                              related to studies indicating that         Chemical Methods of
                                          chemical additive to alum causes           Sediment Remediation *
                                          Alzheimer's disease an/or renal failure
----------------------------------------- ------------------------------------------ ------------------------
----------------------------------------- ------------------------------------------ ------------------------
Ability to affect  proper pH to create    Possible inability to affect proper pH     CSIRO Article -
proper pH to kill algae, but which will   to provide optimum                         Chemical Methods of
kill other living organisms               algae removal; risk of killing other       Sediment Remediation *
                                          living organisms
----------------------------------------- ------------------------------------------ ------------------------
----------------------------------------- ------------------------------------------ ------------------------
Multiple modes of applications in         Sprayed as solution only
pellets, powder and slurry form
----------------------------------------- ------------------------------------------ ------------------------
*Published by CSIRO in CSIRO Sediment Remediation Review; date of publication - March 1997.

                                       36

In contrast, the advantages of alum over Phoslock are:

ADVANTAGES OF ALUM OVER PHOSLOCK

--------------------------------- ------------------------------------------------------ --------------------
--------------------------------- ------------------------------------------------------ --------------------
Alum                              Phoslock                                               Basis
--------------------------------- ------------------------------------------------------ --------------------
--------------------------------- ------------------------------------------------------ --------------------
Pricing -                         Pricing - Cost of                                      Quotes from IMT;
 Cost of alum ranges              Phoslock ranges                                        Quotes from Alco
 from $200-$700 per ton           from $1,200 to 1,500                                   Australia and
                                  per ton                                                Gen-Tek USA
--------------------------------- ------------------------------------------------------ --------------------
--------------------------------- ------------------------------------------------------ --------------------
Ability to get product to         Ability to get product                                 CSIRO Article -
market - Readily                  to market - Phoslock currently involves considerably   Chemical Methods
Available                         more time in getting product to market due to longer   of  Sediment
                                  time involved in shipment of raw materials,            Remediation *
                                  manufacture of product on a per order basis, and
                                  capital constraints compared to financial ability of
                                  companies such as Gen-Tek to integrate these aspects
                                  in a relatively short period of time.

--------------------------------- ------------------------------------------------------ --------------------
--------------------------------- ------------------------------------------------------ --------------------
Long standing established         Testing of the Phoslock product is extremely           CSIRO Article -
testing results                   limited, specifically limited to laboratory testing    Chemical Methods
                                  under controlled circumstances and upon only two       of  Sediment
                                  waterways located in Western Australia                 Remediation *

--------------------------------- ------------------------------------------------------ --------------------
--------------------------------- ------------------------------------------------------ --------------------
Brand Name Recognition is         We have no or limited brand name recognition. We are   CSIRO Article -
excellent. Historical use  and    a new product and we will have to overcome the         Chemical Methods
customer confidence in product.   public's resistance to change in using new products    of  Sediment
Excellent reputation for                                                                 Remediation *
reliability
--------------------------------- ------------------------------------------------------ --------------------
--------------------------------- ------------------------------------------------------ --------------------

*Published by CSIRO in CSIRO Sediment Remediation Review; date of publication -
March 1997

In addition, dredging has been the most frequently applied technique used to remediate contaminated sediments in water systems. The advantage of dredging is that it is particularly suitable for selective removal of contaminated sediments when no other remediation technique is suitable. In addition, because dredging has been an established environmental solution process for at least the past 30 years, there is an enormous body of technology and practical experience that has accumulated from extensive dredging operations and there are a wide range of dredging operations available. The disadvantage of dredging is that it is expensive and often unsuitable in many applications due to the sheer volume of waste soil that is generated, the costs associated with dewatering and disposal of dredge soil and the possible destruction to the aquatic habitat. In contrast, we have conducted only limited testing, we do not have the practical experience compared to dredging operations and we have made no progress into our target markets.

Gen-Tek and other competitors have substantially longer operating histories, greater name recognition, larger customer bases, and greater financial and technical resources than us. Accordingly, these companies are able to conduct extensive marketing campaigns that we are financially unable to accomplish. In addition, these companies may create more attractive pricing to potential customers. Our ability to compete will be limited by our success in distinguishing our product from others. There can be no assurance that we will be able to compete in the sale of waterway clean-up products and services, which could have a materially negative impact upon market awareness and acceptance of our products and services.

To meet these competitive conditions, we plan to demonstrate that Phoslock has certain advantages over other products or processes. Phoslock can potentially be manufactured as pellets, powder, or in a granular formulation. These multiple modes of applications provide wastewater engineers with significant flexibility enabling the use of relatively low cost and compact separation technologies.
Additionally, the inherent stability of the clay phosphorus complex simplifies handling and disposal without the risk of phosphorus being re-released and leaching into groundwater and/or other natural waterways. We will demonstrate that the use of Phoslock is inexpensive compared to dredging operations. In addition, we will demonstrate that dredging is unsuitable to certain applications where Phoslock would be suitable; specifically, when the environmental clean-up involves a large volume of waste soil that is generated with possible destruction of the aquatic habitat. We plan to demonstrate these advantages through our attendance at trade shows and conferences, writing technical articles, advertising in trade journals, and direct mail. Among the journals that we will attempt to advertise in or submit technical articles are
"Environmental Progress" located in New York, New York; Environmental Protection located in Dallas, Texas; and Environmental Business Journal located in San
Diego, California.

                                       37

SOURCES AND AVAILABILITY OF RAW MATERIALS:

The Phoslock product is composed of bentonite and lanthanum chloride. We plan to purchase the raw materials from the following sources:

We plan to purchase bentonite from any one or a combination of the following
United States based suppliers on a per order basis which will then be shipped to our sub-manufacturers: Bentonite Performance Minerals located in Denver,
Colorado; American Colloid Corporation located in Chicago, Illinois; and Waverly
Mineral Products located in Maigis, Georgia. We do not believe that we will have any delays in shipment of Bentonite because it is in plentiful supply by these suppliers on a per order basis and is available to be shipped on a one day delivery basis.

Lanthanum chloride is a rare earth substance. We plan to purchase lanthanum chloride from Inner Mongolia Hi Tech and Baotou Hefa, China-based rare earth suppliers.

Because lanthanum chloride constitutes less than 10% of the Phoslock product and will be purchased from China-based suppliers requiring longer shipping time, we will attempt to avoid delivery delays to our sub-manufactures, by purchasing approximately 40 tons of lanthanum chloride at one time from the China-based suppliers for delivery to our operations in New Jersey; however, if needed, we can purchase up to 1000 tons at a time for delivery to our New Jersey operations. We will then store lanthanum chloride at our operations in New
Jersey for delivery of an appropriate amount of the lanthanum chloride to our sub-manufacturers. The procedure by which we will affect delivery of the lanthanum chloride to our sub-manufacturers is:

        o   Packaging in one ton bulk bags; and
        o   Delivery by ship for delivery time of approximately 60 days.

We do not have any contracts or arrangements with these suppliers that will ensure that we will be able to purchase bentonite and lanthanum chloride from them.

OUR MANUFACTURING PLANS THROUGH OTHER COMPANIES:

We plan to use Heterene Corporation, a chemical manufacturer located in
Patterson, New Jersey, and Diamond Chemical Corporation, a chemical manufacturer located in East Rutherford, New Jersey, to manufacture the Phoslock product.
Although our President has made informal arrangements with the principals of these companies to sub-manufacture the Phoslock product on a per order basis, we have neither a verbal or written agreement with these companies. The only agreement that these companies and possibly other sub manufacturers be required to enter into with us will be a confidentiality agreement regarding the confidential design and formulation of the Phoslock product. To date, there are no confidential agreements that have been entered into with our prospective sub-manufacturers.

                                       38

We plan to furnish Heterene Corporation and Diamond Chemical Corporation with the raw materials that we plan to purchase from suppliers as described in our
Raw Materials Section described above.

CUSTOMER DEPENDENCY:

We currently have no customers. Although we do not intend to become dependent upon a single or a few customers, there are no assurances that we will not become so dependent.

INTELLECTUAL PROPERTY:

We are a sublicensee of the licensor of Phoslock, Integrated Mineral Technology, which was granted a license by the holder of the original rights to the Phoslock product, the Commonwealth Scientific and Industrial Research Organization,
otherwise known as CSIRO. CSIRO filed the following applications for international patent protection with the World Intellectual Property
Organization in December 1997.

The following information pertaining to the World Intellectual Property
Organization was obtained from that organization's website located at
WWW.WIPO.ORG.

The World Intellectual Property Organization, headquartered in Geneva,
Switzerland, is an international organization dedicated to promoting the use and protection of intellectual property works. This organization is one of the 16 specialized agencies of the United Nations system of organizations, it administers 23 international treaties dealing with different aspects of intellectual property protection, and has approximately 179 member states. In
1974, this organization became a specialized agency of the United Nations system of organizations, with a mandate to administer intellectual property matters recognized by the member states of the Untied Nations. A fundamental and enduring part of the organization's activities in promoting the protection of intellectual protection of intellectual property is the progressive development and application of international norms and standards. The organization currently administers 11 treaties that set out internationally agreed upon rights and common standards for their protection that the states which sign them agree to apply them within their own territories. The most successful and widely used of these treaties is the Patent Cooperation Treaty, which implements the concept of a single international patent application which has legal effect in the countries which are bound by the treaty and which are designated by the applicant. Once such an application is filed, an applicant receives valuable information about the potential patentability of his invention through the international search report and the optional international preliminary examination report and has more time than under the traditional patent system in which of the designated countries to continue the application. Thus, this system consolidates and streamlines patenting procedures and reduces costs.

                                       39

Additional information pertaining to the World Intellectual Property
Organization may be obtained from its website as noted above.

The following is a summary of the national phases entered from PCT/AU97/00892 and the status of each application:

Australia
Title: "Remediation Material and Remediation
Process for Sediments"
Patent No: 737327
Application No: 89381/98
Status: Patent in force
Filing Date: December 30, 1997
Priority Date: March 26, 1997
Expiration: December 30, 2017
(subject to annuities)
(IPM Reference: TW6144/AU)

New Zealand
Title: "Remediation Material and Remediation
Process for Sediments"
Patent No: 502802
Application No: 337890
Status: Patent in force
Filing Date: December 30, 1997
Priority Date:  March 26, 1997
Expiration:  December 30, 2017
(subject to renewals)
(IPM Reference: TW6144/NZ)

Japan
Title: "Remediation Material and Remediation
Process for Sediments"
Application No: 544396/98
Status: Application pending
Request for examination
due on or before
30 December 2004
Filing Date:  December 30, 1997
Priority Date: March 26, 1997
(IPM Reference: TW6144/JP)

Canada
Title: "Remediation Material and Remediation
Process for Sediments"
Application No: 2284766
Status: Application pending
Request for examination
due on or before December 30, 2002
Filing Date: December 30, 1997
Priority Date: March 26, 1997
(IPM Reference: TW6144/CA)

                                       40

Europe
Title: "Remediation Material and Remediation
Process for Sediments"
Application No: 97948664.4
Status: Application in force
Filing Date:  December 30, 1997
Priority Date: March 26, 1997
(IPM Reference: TW6144/EP)

The United States patents filed with the World Intellectual Property Organization are:

United States
Title: "Remediation Material and Remediation
Process for Sediments"
Patent No: 6350383
Application No: 09/381383
Status: Application allowed
Issue fee paid  January 2, 2002
Awaiting Patent Certificate (Patent Pending)
Filing Date:  December 30, 1997
Priority Date: March 26, 1997

This particular patent application refers to a sediment remediation process, together with a material for use in a sediment remediation process, which comprises the Phoslock product.

United States
Title: "Remediation Material and Remediation
(IPM Reference: TW6144/US)
Title: "Remediation Material and Remediation
Process for Sediments"
Application No: 10/050332
Status: Continuation from
US09/381383
Awaiting examiner's report
Continuing application with amendments filed January 15, 2002
Priority Date: March 26, 1997
(IPM Reference: not yet advised)

This particular patent application refers to a sediment remediation process, together with a material for use in  a sediment remediation process, which comprises the Phoslock product.

The application described the material and process, in part, as follows: "A material and method for removal of environmental oxyanions (and especially phosphates), the material comprising a substrate such as a clay modified with complexing elements...and lanthanide elements (or a mixture of such elements).
The resultant modified substrate can bind oxyanions and make them unavailable for utilization in the environment in the case of phosphates, by algae and the like. The method includes forming a capping of material at the sediment/water interface, applying the material in the form of pellets at the sediment/water interface, or injecting the pellets into the sediments."

                                       41

We have no involvement or cost affiliated with the patent applications to the
World Intellectual Property Organization. CSIRO retained the services of
Australia-based patent attorneys, Wray & Associates, to assist in the patent application process; legal fees relating to these services were paid by CSIRO.
Dr. Brant Brian Douglas was the applicant for the United States since under
United States patent practice, patent applications may only be filed in the name of the inventor. An assignment to the benefit of the CSIRO may be filed when completing the national phase entry in the United States.

After a patent application is made to the World Intellectual Property
Organization, an application number is assigned which identifies the filing and the applicant name. The review process typically takes at least 6 to 8 months to attain a "Patent Pending" status, which protects the applicant against duplication of the patent by other parties. The approval of a patent may take from 1 to 5 years.

Our business and competitive position are dependent upon the ability of CSIRO,
Integrated Mineral Technology and our ability to protect the proprietary product we use in our business. Despite our efforts and those of CSIRO and Integrated
Mineral Technology to protect such proprietary rights, unauthorized parties may attempt to obtain and use information that we regard as proprietary. We will rely on patent and trade secret law and nondisclosure and other contractual arrangements to protect such proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information or product or otherwise gain access to our proprietary information, that such information will not be disclosed or that we can effectively protect our rights to unpatented trade secrets or other proprietary information.

GOVERNMENTAL APPROVAL REQUIREMENTS:

The two chemicals used to make the Phoslock product, bentonite, which is the primary ingredient of kiddy litter, and lanthanum chloride, are Environmental
Protection Agency chemicals that have been individually approved by the
Environmental Protection Agency through companies that are unaffiliated with us or otherwise unrelated to our operations.

CSIRO, through its agreement with our licensor, Integrated Minerals Technology, plans to hire Exponent, Inc., a United States-based engineering and scientific consulting firm to prepare an application to the United States Environmental
Protection Agency to register Phoslock as a new chemical under that agency's
Toxic Substance Control Act. The agreement is expected to be completed by approximately July 2002 and an application is expected to be completed by approximately August 2002 and immediately filed thereafter. The application will be made under Integrated Minerals Technology's name, as well as our name. The application will be supported by toxicity reports regarding the Phoslock product that were maintained by CSIRO. CISCO maintained the toxicity reports because it is a worldwide research organization that ensures that its testing falls within
Environmental Protection Agency guidelines. Approval granted under the Toxic
Substance Control Act typically takes no more than 6 months. There is no assurance that the Environmental Protection Agency will approve Phoslock as a new chemical under the Toxic Substance Control Act or that we will accomplish the approval within the expected 6 month period.

                                       42

We are subject to Department of Transportation guidelines in our shipment of
Phoslock as a possible hazardous substance. According to Department of
Transportation guidelines, any substance that is transported via truck container may be deemed a hazardous substance if it has any ability to spill out over the highways. We intend to hire truckers that are capable of transporting such materials. Should Phoslock be deemed a toxic substance by the Environmental
Protection Agency, the Department of Transportation would require us to use truckers that have a Toxic Materials License to transport toxic substances, which we would do under those circumstances.

EFFECT OF EXISTING GOVERNMENTAL REGULATIONS:

Other than the Environmental Protection Agency approval under the Toxic
Substance Control Act and Department of Transportation regulations that we are subject to, we are not aware of any governmental regulations that will affect our business.

RESEARCH AND DEVELOPMENT:

During the period from our inception to the date of this Registration Statement, we have not spent any funds on research and development. The research and development of the Phoslock product was conducted by the CSIRO, the Western
Australian Water and Rivers Commission.

COSTS ASSOCIATED WITH ENVIRONMENTAL COMPLIANCE:

We will subcontract our manufacturing to third party manufacturers. Therefore, we do not anticipate any direct cost affiliated with environmental compliance.

EMPLOYEES:

Our only full time employee is our president, Leonard Perle. We have no collective bargaining agreements in existence. Over the next twelve months, we plan to add the following additional employees:

        o   One water treatment specialist; and
        o   One full time secretary.

ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

PLAN OF OPERATIONS

The discussion in this prospectus contains "forward-looking statements" that involve risk and uncertainties These statements may be identified by the use of terminology such as "believes", "expects", "may", "will", or " should", or "
anticipates", or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled "risk factors," as well as those discussed elsewhere in this prospectus.

                                       43

We will need approximately $335,500 as detailed in our Plan of Operations chart below to accomplish our goals. The $335,500 and our chart below, however, does not account for two sets of substantial royalty payment obligations that we will incur under the terms of the license agreement with Integrated Mineral
Technology, as follows: (a) we are required to make minimum royalty payments of
$850,000 to our Australia-based licensor, if any only if we sell specified amounts of the Phoslock product; and (b) separate and apart from the minimum royalty payments, we are required to make royalty payments totaling in excess of
$18 million from 2002 to until the end of the 18 year agreement, the specifics of which are detailed in our Material Agreements Section at pages 31-32. We are required to make these royalty payments whether or not we sell Phoslock.

We have $612,467 of cash available for our anticipated expenses detailed in our
Plan of Operations and our royalty payment obligations summarized above which will be insufficient accomplish our goals. We anticipate that even if our current cash requirements change we will not have sufficient cash for a period of 12 months through our existing capital and revenue from product sales;
moreover, there are no assurances there our estimated expenses or revenue expectations will be correct. In the event that our cash or our revenues are insufficient to meet our needs, we will seek financing through traditional bank financing or a debt or equity offering. However, because we are a development stage company with no operating history and a poor financial condition, we may be unsuccessful in obtaining such financing or the amount of the financing may be minimal and therefore inadequate to implement our plan of operations. In addition, if we only have nominal funds by which to conduct our operations, we may have to curtail our marketing or be unable to conduct any marketing or advertising, both of which will negatively impact development of our brand name and reputation. In the event that we do not receive financing or our financing is inadequate or if we do not adequately implement an alternative plan of operations that enables us to conduct operations without having received adequate financing, we may have to liquidate our business and undertake any or all of the following actions:

        o   Sell or dispose of our assets, if any;
        o   Pay our liabilities in order of priority, if we have available cash to pay such liabilities;
        o   If any cash remains after we satisfy amounts due to our creditors, distribute any remaining cash to our shareholders in an amount equal to the net market value of our net assets;
        o   File a Certificate of Dissolution with the State of Florida to dissolve our corporation and close our business;
        o   Make the appropriate filings with the Securities and Exchange
            Commission so that we will no longer be required to file periodic and other required reports with the Securities and Exchange
            Commission, if, in fact, we are a reporting company at that time; and
        o   Make the appropriate filings with the National Association of
            Security Dealers to affect a delisting of our common stock, if, in fact, our common stock is trading on the Over-the-Counter Bulletin
            Board at that time.

                                       44

Based upon our current assets, however, we will not have the ability to distribute any cash to our shareholders.

If we have any liabilities that we are unable to satisfy and we qualify for protection under the U.S. Bankruptcy Code, we may voluntarily file for reorganization under Chapter 11 or liquidation under Chapter 7. If our creditors or we file for Chapter 7 or Chapter 11 bankruptcy, our creditors will take priority over our shareholders. If we fail to file for bankruptcy under Chapter
7 or Chapter 11 and we have creditors, such creditors may institute proceedings against us seeking forfeiture of our assets, if any.

We do not know and cannot determine which, if any, of these actions we will be forced to take.

If any of these foregoing events occur, you could lose your entire investment in our shares.

We have accomplished the following thus far regarding our plan of operations:

        o   Formulating  our business, marketing, and operational  plans;
        o   Raising capital;
        o   Negotiating and completing agreements with the licensor of the
            Phoslock product and our exclusive sales agent;
        o   Establishing a website at WWW.PUREZZA.COM to refer potential customers to for information regarding our business; and
        o   Duplicating the Phoslock product and sending it to our licensor for testing.

     Our plan of operations is as follows:

During our twelve month plan of operations, we will market the Phoslock product only in the United States. We will not market Phoslock to Canada, Mexico,
Central and South America until at least our second year of operations.

Our Plan of Operations, is as follows:

--------------------------- ---------------------- ---------------------------------- -----------------------
Event or Milestone          Time Frame             Method                             Estimated Cost
                            For                    Of
                            Implementation         Achievement
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Our exclusive sales         Throughout our         (a)  Contact technical person      There is no cost
agent, Pro-Finishes,  Inc.  12 month Plan of       associated with potential          affiliated with the
will identify prospective   Operations             customers such as companies and    identification
customers                                          municipalities that are affected   process; Pro-Finishes
                                                   by environmental water             is compensated  by
                                                   problems;(b) send a  brochure      commission only if a
                                                   demonstrating usage of Phoslock;   sale is made
                                                   (c)  schedule appointment with
                                                   interested parties
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Pro-Finishes  will arrange  Throughout our 12      Our exclusive agent,               In
accordance with
meetings with  prospective  month Plan of          Pro-Finishes, will offer free      the terms of the
customers based on          Operations             testing of water and perform a     Pro-Finishes
identification process                             comparison test against            agreement which
described above and make                           treatment of the water with        provides for a 10%
sales presentations                                Phoslock. Pro-Finishes will        commission on sales.
                                                   conduct sales presentations at
                                                   customer locations to
                                                   demonstrate the advantages of
                                                   Phoslock
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------

                                       45

Pro-Finishes will hire      Sales person hires     Pro-Finishes president will        In accordance with
three sales  persons to     will occur             in attempt to recruit three sales  the terms of the
sell the Phoslock product   approximately July     persons from his affiliated        Pro-Finishes
                            2002                   company, Jeen International,       agreement which
                                                   Inc. Sales persons will be         provides for a 10%
                                                   compensated on a commission        commission on sales.
                                                   basis, the specific commission
                                                   of which has not been
                                                   determined.
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Attending trade shows       Throughout our         We plan to attend at least 3       Approximately  $15,000
                            12 month Plan of       trade shows a year  that           for
                            Operations             specialize in water purification   Travel, lodging,
                                                   products or environmental          attendance fees and
                                                   clean-up products.                 Our set-up costs at each
                                                   president and/or one of our        trade show
                                                   technical advisors and a
                                                   Pro-Finishes representative
                                                   will attend the trade shows to
                                                   introduce the Phoslock products
                                                   and our sublicense concept.
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Disseminate press           Throughout our 12      Our president and/or one of our    Because  all work will
releases regarding the      month Plan of          technical advisors will draft      be performed
Phoslock product            Operations             press releases to  be              in-house, we do not
                                                   disseminated to Environmental      anticipate any cost
                                                   Journals regarding the Phoslock    with disseminating
                                                   products, their uses, and any      press releases
                                                   testing results associated with
                                                   Phoslock.
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Print and/or Internet       Throughout our 12      Our president and/or one of our    We anticipate
Advertising                 month Plan of          technical advisors will draft      spending
                            Operations             advertisements that highlight      approximately  $75,000
                                                   the advantages of the Phoslock     in advertising  costs
                                                   products.  We will consult  with   during  our first year
                                                   the publications with which we     of operations
                                                   will advertise as to graphics
                                                   and content of the
                                                   advertisements. Advertisements
                                                   will appear in  environmental
                                                   publications  and trade and
                                                   magazines.
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- ----------------

Locate additional           Throughout our plan    We have made arrangements with 2   Approximately  $.10 to
manufacturers               of operations          sub manufacturers to manufacture   $.15 per pound
                                                   Phoslock.  We will attempt to
                                                   make arrangements with other sub
                                                   manufacturers to manufacture
                                                   Phoslock on a per order basis,
                                                   subject to a confidentiality
                                                   agreement.
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Review of our operations    First visit was         The technical advisory board       Licensor,
by technical advisory       scheduled for          will review the following          International
board.                      February 2002,but      aspects of our operations:(a)      Minerals Technology
                            rescheduled to          Quality of US manufactured         will assume the
                            July 1, 2002                 product; (b) Facility travel       and other
                            And every 6            inspection; (c) Sales  and         costs of their visit
                            Months thereafter      marketing training
--------------------------- ---------------------- ----------------------------------
-------------------------- ---------------------- ---------------------------------- -----------------------
Testing procedures          Throughout our 12      A sample of each manufactured      Approximately $500.00
                            month plan of          product will be tested for         of mailing costs to
                            operations             quality control and to determine   Australia.
                                                   whether it meets the quality
                                                   standard of IMT and CSIRO. For     Approximately $5,000
                                                   the first six  months of our       for equipment when we
                                                   operations, testing will be        establish our own
                                                   conducted by licensor,             testing.
                                                   Integrated Mineral Technology.
                                                   By the seventh month of our
                                                   operations we will develop our
                                                   own means of testing  the
                                                   product.
--------------------------- ---------------------- ---------------------------------- -----------------------
--------------------------- ---------------------- ---------------------------------- -----------------------
Hire a water treatment      Approximately the      Our president will advertise for   Approximate  salary of
specialist                  sixth month of our     an experienced water treatment     $100,000
                            operations             specialist
--------------------------- ---------------------- ---------------------------------- -----------------------

In addition to the total expenses of $195,500 described above which do not include future production costs, our expenses will also include: (a) our
President's annual salary of $60,000; and (b) annual working capital needs of approximately $80,000. Therefore, our total estimated expenses are $335,000.

                                       46

ITEM 18.  DESCRIPTION OF PROPERTY

From August 1, 2001 to December 31, 2001, we operated from the offices of our former President, Larry Legel. We were not charged rent for use of these offices. Since January 1, 2002, we have operated out of 2000 square feet of space located at 24 Madison Road, Fairfield, New Jersey. We have occupied this space rent free from Jeen International, which occupies approximately 40,000 square feet at the same address. Commencing April 1, 2002, we will pay Jeen
International $250 per month for our leased space. Our offices are sufficient to conduct our operations.

We do not own any property nor do we have any plans to own any property in the future. We do not intend to renovate, improve or develop properties. We are not subject to competitive conditions for property and currently we have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 30, 2001, we sold 5,000 shares of common stock to our prior president, Larry Legel for $.001 per share, for total consideration of $5.

On September 30, 2001, we sold 900,000 shares of our common stock to Leonard
Perle at $.001 per share for total consideration of $900. Mr. Perle became our
President on December 21, 2001.

On September 30, 2001, we sold 900,000, shares of our common stock to
Pro-Finishes, Inc. for $.001 per share for total consideration of $900. The president of Pro-Finishes, Inc., Adam Perle, is the son of our President,
Leonard Perle. Adam Perle is of majority age, lives in a separate residence from
Leonard Perle, and Leonard Perle derives no beneficial interest from shares owned by Pro-Finishes.

                                       47

On September 30, 2001, we sold 500,000 shares of our common stock to
International Equities Group, Inc., a Florida corporation 100% owned by Joseph
Safina, a beneficial owner of our common stock, for $.001 per share for total consideration of $500.

On September 30, 2001, we sold 1,500,000 shares of our common stock to DFM
Management, Ltd., a limited partnership that is 99% owned by Joseph Safina, a beneficial owner of our common stock, for $.001 per share for total consideration of $1,500.

On November 20, 2001, we sold 5,000 shares of our common stock at $.001 per share for total consideration of $5 to Larry and Brenda Legel as Tenants by the
Entirety.

On November 20, 2001, we sold 25,000 shares of our common stock at $.001 per share for total consideration of $25 to Glacier Marketing International, Inc., a
Florida corporation 100% owned by our then president, Larry Legel.

On November 20, 2001, we sold 5,000 shares of our common stock at $.001 per share for total consideration of $5 to Glacier Marketing International, Inc.
ESOP.

On November 20, 2001, we sold 10,000 shares of our common stock at $.001 per share for total consideration of $10 to Jasper Marketing, Inc., a Florida corporation 100% owned by our previous president, Larry Legel.

Other than the above transactions, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons. Also, we have not had any transactions with any promoter. We are not a subsidiary of any company.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no established public trading market for our securities. Management has not discussed market making with any market maker or broker dealer. No market exists for our securities and there is no assurance that a regular trading market will develop, or if developed will be sustained. A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

We currently have no shares of preferred stock outstanding.

There are 950,000 shares of our common stock held by non-affiliates and
6,615,000 shares of our common stock held by affiliates that Rule 144 of the
Securities Act of 1933 defines as restricted securities. No shares have been sold pursuant to Rule 144 of the Securities Act of 1933 and no shares are eligible to be resold pursuant to Rule 144. We have agreed to register all of the shares held by our existing non-affiliate Selling Shareholders. We plan to issue common stock subject to an employee benefit plan.

                                       48

Options
Our President/Chief Executive Officer has received 7,000,000 options, 5,500,000 options of which may be exercised at specified earnings levels, and 1,500,000 options which may be exercised at specified revenue levels. Apart from these options, we have no shares of our common equity that are subject to outstanding options to purchase.

Penny Stock Considerations.
Our Shares are "penny stocks" as that term is generally defined in the Securities
Exchange Act of 1934 as equity securities with a price of less than $5.00. Our shares may be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or
$300,000 together with his or her spouse is considered an accredited investor.

In addition, under the penny stock regulations the broker-dealer is required to:

        o   Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange
            Commission relating to the penny stock  market, unless the broker-
            dealer or the transaction is otherwise exempt;
        o   Disclose commissions payable to the broker-dealer and its registered representatives and current bid and offer quotations for the securities;
        o   Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and
        o   Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of the
Selling Shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be adversely affected, with a corresponding decrease in the price of our securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

                                       49

Holders.
As of the date of this Registration Statement, we had 52 holders of record of our common stock. We have one class of common stock outstanding.

Dividends.
We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

ITEM 21. EXECUTIVE COMPENSATION

We have entered into an employment agreement with our President in which we are obligated to compensate him in the future. The following Executive Compensation
Chart highlights the terms of compensation for our Executives.

----------------------------- -------------------------------------------
         Summary                          Annual Compensation                   Long Term Compensation
   Compensation Chart
----------------------------- -------------------------------------------
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ----------
Name & Position      Year     Salary          Bonus        Other          Restricted     Options       L/Tip
All
                              ($)             ($)          ($)            Stock Awards   ($)           ($)
Other
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ----------
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ----------
Leonard              2002     60,000               0        0             0              *             0
Perle
President
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ----------
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ----------
                     2003     100,000              0        0             0              *             0
                              150,000
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ----------
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ----------

* Our employment agreement with Mr. Perle provides for a total of 7,000,000 options that Mr. Perle has received and may exercise as we achieve certain revenue or earnings levels, if ever. Of the 7,000,000 options, Mr. Perle has received 1,500,000 options that he may exercise at certain revenue levels, as follows:

         No. Of Options        Price                 Revenue Level
         --------------        -----                 --------------

            500,000            $ .50        Options exercisable at $1,000,000 in Revenue
            500,000             2.00        Options exercisable at $2,000,000 in Revenue
            500,000             2.50        Options exercisable at $4,000,000 in Revenue

                                       50

         Of the 7,000,0000 options, Mr. Perle has received 5,500,000 options that he may  exercise at certain earnings levels, as follows:

         No. Of Options        Price              Earnings Level
         --------------        -----              ---------------
           500,000            $ 1.00        Options exercisable at $250,000 in Earnings
           500,000              2.50        Options exercisable at $500,000 in Earnings
           500,000              3.00        Options exercisable at $750,000 in Earnings
         1,000,000              5.00        Options exercisable at $1,000,000 in Earnings
         1,000,000              5.00        Options exercisable at $2,000,000 in Earnings
         1,000,000              7.00        Options exercisable at $5,000,000 in Earnings
         1,000,000              7.00        Options exercisable at $7,500,000 in Earnings

**During months thirteen through nineteen of Mr. Perle's employment, he will receive a $100,000 annual salary; during months twenty through twenty six, he will receive a $150,000 annual salary.

         The number of options which Mr. Perle has received and may exercise at certain levels of Company revenue are as follows:

                      Number of
                       Options             Price             Company Revenue
                    --------------        -------         ---------------------
                        500,000            $ .50                 $ 1,000,000
                        500,000             2.00                   2,000,000
                        500,000             2.50                   4,000,000
                    --------------
          Subtotal    1,500,000

         The number of options which Mr. Perle has received and may exercise at certain levels of Company earnings is as follows:

                      Number of
                       Options            Price             Company Earnings
                   --------------        -------         ---------------------
                       500,000              1.00                   250,000
                       500,000              2.50                   500,000
                       500,000              3.00                   750,000
                     1,000,000              5.00                 1,000,000
                     1,000,000              5.00                 2,000,000
                     1,000,000              7.00                 5,000,000
                     1,000,000              7.00                 7,500,000
                   --------------
          Subtotal   5,500,000
                   --------------

          Total      7,000,000
                   ==============

ITEM 22.FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Purezza Group, Inc.
(A Development Stage Enterprise)
Fairfield, New Jersey

We have audited the accompanying balance sheet of Purezza Group, Inc., a development stage enterprise, as of December 31, 2001, and the related statements of operations, stockholders' equity and cash flows for the period from August 9, 2001 (Inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Purezza Group, Inc. as of
December 31, 2001 and the results of its operations and its cash flows for the period from August 9, 2001 (Inception) through December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                   Durland & Company, CPAs, P.A.
Palm Beach, Florida
February 12, 2002

                                       F-2

                               Purreza Group, Inc.
                        (A Development Stage Enterprise)
                                  Balance Sheet

                                                       March 31, 2002       December 31, 2001
                                                       ----------------     ------------------
                                                         (unaudited)
                                   ASSETS
CURRENT ASSETS
  Cash                                                    $612,467            $686,262
                                                       ----------------     ------------------

     Total current assets                                  612,467             686,262
                                                       ----------------     ------------------

PROPERTY AND EQUIPMENT
  Equipment                                                  1,824               1,824

  Less: Accumulated depreciation                              (152)                  0
                                                       ----------------     ------------------

     Total property and equipment                            1,672               1,824
                                                       ----------------     ------------------

OTHER ASSETS
  License                                                  150,000             150,000
                                                       ----------------     ------------------

      Total other assets                                   150,000             150,000
                                                       ----------------     ------------------

Total Assets $764,139 $838,086
                                                       ================     ==================

                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                            $0              $11,250
   Accrued expenses payable                                 1,319              $     0
                                                       ----------------     ------------------

Total current liabilities                                   1,319               11,250

LONG-TERM DEBT
Convertible debenture note payable                        600,000              600,000
Accrued interest payable                                   32,088               20,252
                                                       ----------------     ------------------

Total long-term debt                                      632,088              620,252
                                                       ----------------     ------------------

Total Liabilities                                         633,407              631,502
                                                       ----------------     ------------------

STOCKHOLDERS' EQUITY
 Common stock, $0.001 par value, authorized 100,000,000 shares;
   11,440,000 shares issued and outstanding                11,440               11,440
 Additional paid-in capital 327,318 327,318
 Deficit accumulated during the development stage        (208,026)            (132,174)
                                                       ----------------     ------------------

    Total stockholders' equity                            130,732              206,584
                                                       ----------------     ------------------

Total Liabilities and  Stockholders' Equity              $764,139             $838,086
                                                       ================     ==================

     The accompanying notes are an integral part of the financial statements

                                      F-3

                              Purezza Group, Inc.
                        (A Development Stage Enterprise)
                            Statement of Operations

                                                                               From                From
                                                                            August 9, 2001       August 9, 2001
                                                            Three Months    (Inception)          (Inception)
                                                                Ended       through               through
                                                           March 31, 2002   December 31, 2001    March 31, 2002
                                                          ----------------------------------------------------------
                                                             (unaudited)                            (unaudited)

Revenues                                                         $   0         $     0               $     0
                                                          ----------------------------------------------------------

Expenses
Advertising                                                     15,000               0                15,000
Salaries                                                        34,800               0                34,800
General and administrative expenses                              6,582          69,305                75,887
Professional fees                                                8,770          44,760                53,530
Depreciation expense                                               152               0                   152
                                                          ----------------------------------------------------------

Total expenses                                                  65,304         114,065               179,369
                                                          ----------------------------------------------------------

Loss from operations                                           (65,304)       (114,065)             (179,369)

Other income (expense)
Interest income                                                  1,288           2,143                 3,431
Interest expense                                               (11,836)        (20,252)              (32,088)
                                                          ----------------------------------------------------------

Total other income (expense)                                   (10,548)        (18,109)              (28,657)
                                                          ----------------------------------------------------------

Net loss                                                      $(75,852)      $(132,174)            $(208,026)
                                                          ==========================================================

Loss per weighted average common share                        $  (0.01)      $   (0.01)

                                                          =======================================

Number of weighted average common shares outstanding
                                                            11,440,000       8,945,326
                                                          =======================================

     The accompanying notes are an integral part of the financial statements

                                      F-4

                              Purezza Group, Inc.
                        (A Development Stage Enterprise)
                       Statement of Stockholders' Equity

                                                                                         Deficit
                                                                                         Accumulated
                                                                           Additional    During the            Total
                                                 Number of      Common     Paid-In       Development       Stockholders'
                                                  Shares         Stock     Capital       Stage                Equity
                                               ---------------------------------------------------------------------------

BEGINNING BALANCE, August 9, 2001                        0           $0          $0            $0                   $0

 Shares issued for cash-founders at $0.001/sh.  10,271,000       10,271           0             0               10,271
 Shares issued with debt at $0.017/sh.             850,000          850      13,537             0               14,387
 Shares issued for services at $0.02/sh.             5,000            5          95             0                  100
 Shares issued for cash at $1.00/sh.               314,000          314     313,686             0              314,000

     Net loss                                            0            0           0      (132,174)            (132,174)
                                               ---------------------------------------------------------------------------

BALANCE, December 31, 2001                      11,440,000       11,440     327,318      (132,174)             206,584

Three Months Ended March 31, 2002:

     Net loss 0 0 0 (75,852) (75,852)
                                               ---------------------------------------------------------------------------

ENDING BALANCE, March 31, 2002 (unaudited)
                                               11,440,000       $11,440    $327,318     $(208,026)            $130,732
                                               ===========================================================================

     The accompanying notes are an integral part of the financial statements

                                      F-5

                                                Purezza Group, Inc.
                                         (A Development Stage Enterprise)
                                              Statement of Cash Flows

                                                                                        From               From
                                                                                 August 9, 2001      August 9, 2001
                                                                 Three Months    (Inception)         (Inception)
                                                                    Ended        through             through
                                                                March 31, 2002   December 31, 2001   March 31, 2002
                                                              ---------------------------------------------------------
                                                                 (unaudited)                            (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                          $(75,852)     $(132,174)             $(208,026)
Adjustments to reconcile net loss to net cash used for
operating activities:
Stock issued for services                                                0            100                    100
Depreciation expense                                                   152              0                    152
Changes in operating assets and liabilities
Increase (decrease) in accounts payable                            (11,250)        11,250                      0
Increase (decrease) in accrued expense payable                       1,318              0                  1,318
Increase (decrease) in accrued interest payable                     11,836         20,252                 32,088
                                                              ---------------------------------------------------------

Net cash used by operating activities                              (73,796)      (100,572)              (174,368)
                                                              ---------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of license                                                      0       (150,000)              (150,000)
Purchase of computer                                                     0         (1,824)                (1,824)
                                                              ---------------------------------------------------------

Net cash used investing activities                                       0       (151,824)              (151,824)
                                                              ---------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock                                   0        338,658                338,658
Proceeds from convertible debenture                                      0        600,000                600,000
                                                              ---------------------------------------------------------

Net cash provided by financing activities                                0        938,658                938,658
                                                              ---------------------------------------------------------

Net increase (decrease) in cash                                    (73,796)       686,262                612,466

CASH, beginning of period                                          686,262              0                      0
                                                              ---------------------------------------------------------

CASH, end of period                                               $612,466       $686,262               $612,466
                                                              =========================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Non-Cash Financing Activities:
None

     The accompanying notes are an integral part of the financial statements

                                      F-6

                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements
 (Information with regard to the three months ended March 31, 2002 is unaudited)

(1) The Company Purezza Group, Inc. (the Company) is a Florida chartered development stage corporation which conducts business from its headquarters in
Fairfield, New Jersey. The Company was incorporated on August 9, 2001 to market a product called Phoslock. Phoslock is a patented product that efficiently removes phosphorus and other oxyanions in natural and industrial waters and waste water streams.

Phoslock was developed five years ago by CSIRO, an Australian Government Agency, a research tank of 6,500 scientists. The product is currently being used successfully in Australia by IMT, a private Australian company selected by CSIRO to promote the commercial applications of the product.

The applications of Phoslock include removal of phosphorus in natural waterways, sewage treatment plants, farm dams, constructed wetlands, piggeries, feedlots, golf courses, dairy farms, aquaculture farms, aquariums, mining, industrial effluent, power plants, commercial development, and recreational and domestic consumer use.

Phoslock is a modified clay product of slurry powder granules. It works by being spread onto water surface. It absorbs nutrients from the water column as it settles to the bottom. Once it has passed through the water column, Phoslock forms a stable sediment on the bed of the water body, which effectively traps not only the nutrients that it has absorbed on the way down but those nutrients already contained in bottom sediments.

The following summarize the more significant accounting and reporting policies and practices of the Company:

         a) Use of estimates Thefinancial statements have been prepared in conformity with generally accepted accounting  principles.  In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the year then ended. Actual results may differ significantly from those estimates.

         b) Start-up costs Costs of start-up activities,  including organization costs, are expensed as incurred, in accordance with Statement of
            Position (SOP) 98-5.

         c) Net loss per share Basic loss per weighted average common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

         d) Stock compensation for services rendered The Company may issue shares of common stock in exchange for services rendered. The costs of the services are valued according to generally accepted accounting principles and will be charged to operations.

         e) Revenue recognition Revenue from product sales will be recognized at the time the sale is made.

         f) Interim financial information The financial statements for the three months ended March 31, 2002 are unaudited and include all
            adjustments which in the opinion of management are necessary for fair presentation, and such adjustments are of a normal and recurring nature. The results for the three months are not indicative of a full year results.

(2) Stockholders' Equity The Company has authorized 100,000,000 shares of $0.001 par value common stock and had 11,440,000 shares of common stock issued and outstanding at December 31, 2001. The Company issued 10,271,000 shares of common stock to its founders in exchange for $10,271 in cash. It issued 850,000 shares

                                      F-7

                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

(2) Stockholders' Equity (Continued) of common stock to the Debenture Holder in exchange for $14,387 in cash. The Company issued 5,000 shares of common stock in exchange for services valued at $100. Through a Regulation D Rule 506 Private
Placement, the Company issued 314,000 shares of common stock in exchange for
$314,000 in cash.

The Company has issued 7,000,000 options to purchase shares of its common stock to its President. (See Note 8a.)

(3) Convertible Debenture On September 30, 2001, the Company entered into a
Convertible Debenture and Common Stock Agreement whereby the company received
$600,000 in proceeds and issued a Debenture Note Payable in the amount of
$600,000 convertible to 60,000 shares of the common stock of the Company, at $10 per share, at any time up to May 24, 2004, otherwise payable @ 8% interest annually, plus principal payable on May 24, 2004. Accrued interest payable at
March 31, 2002 is $20,252.

(4) Income Taxes The Company adopted Statement of Financial Accounting Standards
No. 109 (SFAS No. 109), "Accounting for Income Taxes", since inception. SFAS No.
109 requires the liability method of accounting for income taxes. Deferred income taxes result in temporary differences in the recognition of revenue and expenses for income tax and financial reporting purposes. These differences are primarily due to the differences in accrual basis reporting for statement purposes and cash basis reporting for tax purposes.

At March 31, 2002, the Company had Federal and State net operating loss carry-forwards of $208,000, which expire $132,200 and $75,800 at December 31,
2021 and 2022, respectively. Significant components of deferred income taxes are as follows:

               Net Operating Loss                      $208,000
                                                       -----------
               Total Deferred Tax Asset                  31,000
               Less: Valuation Allowance                (31,000)
                                                       -----------
               Net Deferred Tax Asset                  $      0
                                                       ===========

The amount recorded as deferred tax assets as of March 31, 2002 is $31,000, which represents the amount of tax benefit of the loss carryforward. The Company has established a valuation allowance against this deferred tax asset, as the company has no history of profitable operations.

(5) Fair Value of Financial Instruments The Company's financial instruments consist entirely of cash in bank and a license and a convertible debenture note.
The carrying amounts of such financial instruments, as reflected in the balance sheet, approximate the estimated fair value of the accounts as of March 31,
2001. The estimated fair value is not necessarily indicative of the amounts the
Company could realize in a current market exchange or of future earnings or cash flows.

(6) Property and Equipment Property and equipment are carried at cost.
Depreciation and amortization are provided using accelerated and straight-line methods over their useful lives, generally three, five or seven years. $152 in depreciation was recorded at March 31, 2002.

(7) License Agreement On August 15, 2001, the company entered into a License
Agreement with Integrated Mineral Technology Limited (IMT) whereby the company received the exclusive use of the product "Phoslock" for all applicable purposes in the USA, Canada, Mexico, Central American and South America. The Agreement
was effective August 15, 2001 and is for a term of nineteen years and two and one-half months, ending October 31, Purezza Group, Inc. (A Development Stage
Enterprise) Notes to Financial Statements

                                      F-8

                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

(7) License Agreement (Continued) 2020. The initial license fee paid by the
Company was $150,000. In conjunction with the License Agreement, the Company sold 530,000 shares of the company's common stock to IMT in exchange for $530 in cash, and the Agreement is subject to certain other conditions.

When the Company begins commercialization of this license, it will amortize the initial license fee over the then remaining life of the license.

The Company will pay IMT certain royalties pursuant to the Agreement. The
Company has an exclusive license to sell and or manufacture the product,
Phoslock, in the license territories. The Agreement provides for minium royalty amounts, contracted product pricing and specific use requirements of the product, as well as mutual benefits and obligations for sub licensing and referrals and various other considerations.

(8) Related Parties
         (a) Executive employment agreement On October 1, 2001, the Company entered into an Employment Agreement with employee Leonard M.
             Perle, as President and a member of the Board of Directors, for five years. Pursuant to the Agreement, the base compensation to be paid to Leonard M. Perle for months one through twelve of the employment term is at $60,000 annually; for months thirteen through nineteen, at $100,000 annually; for months twenty through twenty-
             six, at $150,000 annually; for months twenty-seven through thirty-two, at $200,000 annually; for months thirty-three through sixty, at $250,000 annually.

The number of options which Mr. Perle has received and may exercise at certain levels of Company revenue are as follows:
                                        Number of
                                         Options             Price             Company Revenue
                                      --------------         -------         ---------------------
                                         500,000             $ .50                  $ 1,000,000
                                         500,000               2.00                    2,000,000
                                         500,000               2.50                    4,000,000
                                      --------------
                      Subtotal        1,500,000

The number of options which Mr. Perle has received and may exercise at certain
levels of Company          earnings is as follows:
                                        Number of
                                         Options             Price             Company Earnings
                                      --------------         -------         ---------------------
                                         500,000               1.00                      250,000
                                         500,000               2.50                      500,000
                                         500,000               3.00                      750,000
                                        1,000,000              5.00                   1,000,000
                                        1,000,000              5.00                   2,000,000
                                        1,000,000              7.00                   5,000,000
                                        1,000,000              7.00                   7,500,000
                                      --------------
                         Subtotal       5,500,000
                                      --------------

                          Total         7,000,000
                                      ==============

(9) Subsequent Events
         (a) Stockholders'equity In April 2002, 8 shareholders returned
             3,500,000 shares of the Company's common stock to the Company.
             Such shares were immediately canceled by the Company.

                                      F-9

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws contain the following provisions under Section 607.0850 of the
Business Corporation Act: We shall have the power to indemnify any of our directors, officers, employees, or agents under Section 607.0850 of the Business
Corporation Act;

                                       51

We may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement vote of shareholders or disinterested directors, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding such office. However, such further indemnification or advancement or expenses shall not be made in those instances specified in Section 607.0850(7)
(a-d) of the Business Corporation Act; Unless otherwise provided by our articles of incorporation, notwithstanding our failure to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction in accordance with Section
607.0850(9) of the Business Corporation Act.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, which we have incurred or expect to incur in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling
Shareholders will pay no offering expenses.

         ITEM                                    EXPENSE
         -----                                   --------
         SEC Registration Fee                    $    115.77
         Legal Fees and Expenses                 $ 35,000.00
         Accounting Fees and Expenses            $ 25,000.00
         Miscellaneous*                          $         0
         ====================================================
         Total*                                  $ 60,115.77

* Estimated Figure

                                       52

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On August 31, 2001, we sold 850,000 shares of our common stock to Gregory Nagel at a price of $0.017 per share or an aggregate price of $14,386. We relied upon
Section 4(2) of the Securities Act of 1933, as amended ("the Act") for the offer and sale to Mr. Nagel. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Nagel had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Nagel represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On September 30, 2001, we sold 5,000 shares to Larry Legel at a price of $.001 per share or an aggregate price of $5. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Legel is our officer and director.

On September 30, 2001, we sold 520,000 shares at a price of $.001 per share to
Two Metres & Offshore Limited or an aggregate price of $520. We relied upon
Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Two Metres &
Offshore Limited is an Australian Corporation controlled by Mr. John Kenafake who has a preexisting relationship with Larry Legel, our Officer and Director.
Mr. Kenafake represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 520,000 shares at a price of $.001 per share to
Consolidated Alliance Limited or an aggregate price of $520. Consolidated
Alliance Limited is an Australian Corporation controlled by Mr. Cameron
Tregaskis who has a preexisting relationship with Larry Legel, our Officer and
Director. Mr. Tregaskis represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 520,000 shares at a price of $.001 per share to
Environmental Research Corporation or an aggregate price of $520. Environmental
Research Corporation is an Australian Corporation controlled by Mr. Norman
Kirwin who has a preexisting relationship with Larry Legel, our Officer and
Director. Mr. Kirwin represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 400,000 shares at a price of $.001 per share to
Dorkon Investments Pty Ltd or an aggregate price of $400. Dorkon Investments Pty
Ltd is an Australian Corporation controlled by Mr. Donald Poole who has a preexisting relationship with Larry Legel, our Officer and Director. Mr. Poole represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to
us.

                                       53

On September 30, 2001, we sold 500,000 shares at a price of $.001 per share to
James Dean or an aggregate price of $500. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Dean had a pre-existing relationship with
Joel Bidois, our Licensor. Mr. Dean represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On September 30, 2001, we sold 520,000 shares at a price of $.001 per share to
Isabella Galluzzo or an aggregate price of $520. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Ms. Galluzzo had a pre-existing relationship with Joel Bidois, our Licensor. Ms. Galluzzo represented to us that she was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On September 30, 2001, we sold 520,000 shares at a price of $.001 per share to
Bentonite Research Corporation or an aggregate price of $520. Bentonite Research
Corporation is an Australian Corporation controlled by Mr. John Tragaskis who has a preexisting relationship with Joel Bidois, our Licensor. Mr. Tragaskis represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to
us.

On September 30, 2001, we sold 500,000 shares at a price of $.001 per share to
Genesis Research Corporation or an aggregate price of $500. Genesis Research
Corporation is an Australian Corporation controlled by Mr. Joel Bidois who has a preexisting relationship with Larry Legel, our Officer and Director. Mr. Bidois represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to
us.

On September 30, 2001, we sold 500,000 shares at a price of $.001 per share to
Mia Gemma Limited or an aggregate price of $500. Mia Gemma Limited is an
Australian Corporation controlled by Ms. Ana Terio who has a preexisting relationship with Joel Bidois, our Licensor. Ms. Terio represented to us that she is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

                                       54

On September 30, 2001, we sold 530,000 shares at a price of $.001 per share to
Integrated Mineral Technology Limited or an aggregate price of $530. Integrated
Mineral Technology Limited is an Australian Corporation controlled by Mr. Joel
Bidois who is our Licensor. Mr. Bidois represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 500,000 shares at a price of $.001 per share to
International Equities Group, Inc. or an aggregate price of $500. International
Equities Group, Inc. is a Florida Corporation controlled by Mr. Joseph Safina who has a preexisting relationship with Larry Legel, our Officer and Director.
Mr. Safina represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 1,500,000 shares at a price of $.001 per share to
DFM Management, Ltd. or an aggregate price of $1,500. DFM Management, Ltd. is a
Texas Corporation controlled by Mr. Joseph Safina who has a preexisting relationship with Larry Legel, our Officer and Director. Mr. Safina represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 250,000 shares at a price of $.001 per share to
Scott Pumper or an aggregate price of $250. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Pumper had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Pumper represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On September 30, 2001, we sold 25,000 shares at a price of $.001 per share to
Michael Storms or an aggregate price of $25. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Storms had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Storms represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On September 30, 2001, we sold 250,000 shares at a price of $.001 per share to
Sanzari Family Trust or an aggregate price of $250. Sanzari Family Trust is a
Nevada trust controlled by Mr. Tony Sanzari who has a preexisting relationship with Larry Legel, our Officer and Director. Mr. Sanzari represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 900,000 shares at a price of $.001 per share to
Pro-Finishes, Inc. or an aggregate price of $900. Pro-Finishes, Inc. is a New
Jersey Corporation controlled by Mr. Adam Perle who has a preexisting relationship with Leonard M. Perle, our President. Mr. Adam Perle represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 900,000 shares at a price of $.001 per share to
Leonard M. Perle or an aggregate price of $900. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Perle is our President.

On September 30, 2001, we sold 300,000 shares at a price of $.001 per share to
Rick Tuten or an aggregate price of $300. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Tuten had a pre-existing relationship with
Joel Bidois, our Licensor. Mr. Tuten represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

                                       55

On November 15, 2001, we sold 3,000 shares of our common stock to Warran A. and
Frances F. Ross, at a price of $1.00 or an aggregate price of $3,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. and Ms. Ross had a pre-existing relationship with Larry Legel, our Officer and Director. Mr.
and Ms. Ross represented to us that they were accredited investors, were purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 16, 2001, we sold 25,000 shares of our common stock to Lloyd
Claycomb at a price of $.001 per share or an aggregate price of $25. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Claycomb had a pre-existing relationship with Leonard M. Perle, our President. Mr. Claycomb represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to
us.

On November 19, 2001, we sold 30,000 shares to Glacier Marketing International,
Inc. at $.001 per share or an aggregate price of $30. Glacier Marketing
International, Inc. is a Florida Corporation controlled by Larry Legel, our
Officer and Director.

On November 19, 2001, we sold 10,000 shares to Jasper Marketing, Inc. at a price of $.001 per share or an aggregate price of $10. Jasper Marketing, Inc. is a
Florida Corporation controlled by Larry Legel, our Officer and Director.

On November 19, 2001, we sold 5,000 shares at a price of $.001 per share to
Larry and Brenda Legel or an aggregate price of $5. We relied upon Section 4(2)
of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Larry Legel is our Officer and Director.
Brenda Legel is the wife of Larry Legel.

On November 19, 2001, we sold 250,000 shares at a price of $.001 per share to W.
Douglas Moreland or an aggregate price of $250. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Moreland had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Moreland represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to
us.

On November 19, 2001, we sold 25,000 shares at a price of $.001 per share to
Michael P. Porricelli or an aggregate price of $25. We relied upon Section 4(2)
of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Porricelli had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Porricelli represented that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

                                       56

On November 19, 2001, we sold 250,000 shares at a price of $.001 per share to
William P. Whalen or an aggregate price of $250. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Whalen had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Whalen represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 19, 2001, we sold 8,000 shares at a price of $.001 per share to C.
Beau Greely or an aggregate price of $8. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Greely had a pre-existing relationship with
Larry Legel, our Officer and Director. Mr. Greely represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 19, 2001, we sold 8,000 shares at a price of $.001 per share to
Bradley J. Scott or an aggregate price of $8. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Scott had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Scott represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 19, 2001, we issued 5,000 shares to the law firm of Hamilton, Lehrer
& Dargan, P.A., in partial payment for legal services rendered. The shares issued to the law firm were valued at a price of $0.02 per share, or an aggregate price of $100.

On November 20, 2001, we sold 68,000 shares at a price of $1.00 per share to
William Kissner or an aggregate price of $68,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Kissner had a pre-existing relationship with Scott Pumper, our shareholder. Mr. Kissner represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 20, 2001, we sold 17,500 shares at a price of $1.00 per share to
Rudolph C. Cane or an aggregate price of $17,500. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Cane had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Cane represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 20, 2001, we sold 30,000 shares at a price of $1.00 per share to
Scott Spackeen or an aggregate price of $30,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Spackeen had a pre-existing relationship with Tony Sanzari, our shareholder. Mr. Spackeen represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

                                       57

On November 20, 2001, we sold 9,000 shares at a price of $1.00 per share to Rene
Tricou or an aggregate price of $9,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Tricou had a pre-existing relationship with
Larry Legel, our Officer and Director. Mr. Tricou represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 20, 2001, we sold 15,000 shares at a price of $1.00 per share to
Gary Vaughn or an aggregate price of $15,000. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Vaughn had a pre-existing relationship with Scott Pumper, our shareholder. Mr. Vaughn represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 20, 2001, we sold 10,000 shares at a price of $1.00 per share to
R.S. Silkscreening, Inc. or an aggregate price of $10,000. R.S. Silscreening,
Inc. is a Massachusetts Corporation controlled by Mr. Ralf Jacobs who has a preexisting relationship with Larry Legel, our officer and director. Mr. Jacobs represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to
us.

On November 27, 2001, we sold Donald Smith 10,000 shares at a price of $1.00 per share or an aggregate price of $10,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Smith had a pre-existing relationship with
Larry Legel, our Officer and Director. Mr. Smith represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 27, 2001, we sold Kirby Crenshaw 5,000 shares at a price of $1.00 per share or an aggregate price of $5,000. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Crenshaw had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Crenshaw represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 27, 2001, we sold John L. Black 10,000 shares at a price of $1.00 per share or an aggregate price of $10,000. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Black had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Black represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

                                       58

On November 27, 2001, we sold Duane Schaefer 3,000 shares at a price of $1.00 per share or an aggregate price of $3,000. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Schaefer had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Schaefer represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 27, 2001, we sold Chris Fasoldt 5,000 shares at a price of $1.00 per share or an aggregate price of $5,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Fasoldt had a pre-existing relationship with
Larry Legel, our Officer and Director. Mr. Fasoldt represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 27, 2001, we sold Robert Lee Ettenger 7,500 shares at a price of
$1.00 per share or an aggregate price of $7,500. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Ettenger had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Ettenger represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to
us.

On November 27, 2001, we sold Jeffrey Mantey 11,000 shares at a price of $1.00 per share or an aggregate price of $11,000. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Mantey had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Mantey represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 27, 2001, we sold Peter F. Hokenson 50,000 shares at a price of
$1.00 per share or an aggregate price of $50,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Hokenson had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Hokenson represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to
us.

On November 27, 2001, we sold Roy and Gertrude Sprague 15,000 shares at a price of $1.00 per share or an aggregate price of 15,000. We relied upon Section 4(2)
of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. and Ms. Sprague had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. and Ms. Sprague
represented to us that they were accredited investors, were purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

                                       59

On November 27, 2001, we sold John B. Wright 5,000 shares at a price of $1.00 per share or an aggregate price of $5,000. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Wright had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Wright represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 27, 2001, we sold 10,000 shares at a price of $1.00 per share to
Larry T. Grant or an aggregate price of $10,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Grant had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Grant represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On December 14, 2001, we sold 10,000 shares of our common stock to Rich and
Connie Davis, for a price $1.00 per share and total consideration of $10,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2)
was available because the sale did not involve a public offering. Mr. and Ms.
Davis had a pre-existing relationship with Larry Legel, our Officer and
Director. Mr. and Ms. Davis represented to us that they were accredited investors, were purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On December 14, 2001, we sold 10,000 shares of our common stock to Richard Hofer for a price of $1.00 per share and total consideration of $10,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Hofer had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Hofer represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to
us.

On December 14, 2001, we sold 10,000 shares of our common stock to Michael D.
Otto for a price of $1.00 per share and total consideration of $10,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2)
was available because the sale did not involve a public offering. Mr. Otto had a pre-existing relationship with Larry Legel, our President. Mr. Otto represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

None of the above issuances involved underwriters, underwriting discounts or commissions. All of the above accredited investors had access to our documents at our business offices.

On April 17, 2002, Isabella Galluzzo voluntarily surrendered to our treasury
420,000 of the 520,000 shares of our common stock she previously owned. We paid back Ms. Galluzzo her original investment amount in proportion to her investment of 420,000 shares of our common stock for returning these shares to our treasury. Ms. Galluzzo now owns 100,000 shares of our common stock.

                                       60

On April 17, 2002, James Dean voluntarily surrendered to our treasury, 500,000 of the 500,000 shares of our common stock that he previously owned. We paid back
Mr. Dean his original investment amount for returning these shares to our treasury. Mr. Dean no longer owns any of our shares of common stock.

On April 17, 2002, Dorkon Investments Pty Ltd voluntarily surrendered to our treasury, 300,000 shares of our common stock that it previously owned. We paid back Dorkon Investments its original investment amount in proportion to its investment of 300,000 shares of our common stock for returning these shares to our treasury. Dorkon Investments now owns 100,000 shares of our common stock.

On April 17, 2002, Environmental Research Corporation voluntarily surrendered to our treasury, 420,000 shares of our common stock that it previously owned. We paid back Environmental Research its original investment amount in proportion to its investment of 420,000 shares of our common stock for returning these shares to our treasury. Environmental Research now owns 100,000 shares of our common stock.

On April 17, 2002, Two Metres & Offshore Limited voluntarily surrendered to our treasury, 320,000 shares of our common stock that it previously owned. We paid back Two Metres & Offshore its original investment amount in proportion to its investment of 320,000 shares of our common stock for returning these shares to our treasury. Two Metres & Offshore now owns 200,000 shares of our common stock.

On April 17, 2002, Mia Gemma Limited voluntarily surrendered to our treasury,
500,000 shares of our common stock that it previously owned. We paid back Mia
Gemma Limited its original investment amount for returning these shares to our treasury. Mia Gemma no longer owns any of our shares of common stock.

On April 17, 2002, Consolidated Alliance Limited voluntarily surrendered to our treasury, 520,000 shares of our common stock that it previously owned. We paid back Consolidated Alliance its original investment amount for returning these shares to our treasury. Consolidated Alliance no longer owns any of our shares.

On April 17, 2002, Bentonite Research Corporation Pty Ltd surrendered to our treasury, 520,000 shares of our common stock that it previously owned. We paid back Bentonite Research Corporation its original investment amount for returning these shares to our treasury. Bentonite Research Corporation no longer owns any of our shares.

                                       61

ITEM 27. EXHIBITS
----------------- --------------------------------------------------------------
EXHIBIT NUMBER     EXHIBIT DESCRIPTION
----------------- --------------------------------------------------------------
        3.1        Articles of Incorporation*
----------------- --------------------------------------------------------------
        3.2        Bylaws*
----------------- --------------------------------------------------------------
          5        Legal Opinion of Hamilton, Lehrer & Dargan, P.A.
----------------- --------------------------------------------------------------
       10.1        Sales Representative Agreement with Pro-Finishes, Inc.*
----------------- --------------------------------------------------------------
       10.2        Phoslock License Agreement*
----------------- --------------------------------------------------------------
       10.3        Letter from Integrated Mineral Technology*
----------------- --------------------------------------------------------------
       10.4        Employment Agreement with Leonard Perle*
----------------- --------------------------------------------------------------
       10.5        Debenture Agreement*
----------------- --------------------------------------------------------------
       23.1        Consent of Durland and Company, Certified Public Accountants**
----------------- --------------------------------------------------------------
       23.2        Consent of Hamilton, Lehrer & Dargan, P.A. regarding Legal;
                   Opinion of Hamilton, Lehrer & Dargan, P.A. as contained in
                   Exhibit 5
----------------- --------------------------------------------------------------
         99        Research Article, "Chemical Methods of Sediment Remediation"
                   in CSIRO Remediation Review**
----------------- --------------------------------------------------------------

* Denotes previously filed in the Form SB-2 filed with the Securities and
  Exchange Commission on April 1, 2002.

**Denotes previously filed in the Form SB-2 filed with the Securities and
  Exchange Commission on July 11, 2002

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.    To file, during any period in which it offers or sells securities, a post-effective amendment to  this Registration Statement to:

      a.  Include any prospectus required by Section 10(a)(3) of the Securities
          Act of 1933;

                                       62

      b.  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the
          Registration Statement.  Nothwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the
          Commission pursuant to Rule 424(f) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of
          Registration Fee" table in the effective Registration Statement;
      c. Include any additional or changed material information on the plan of distribution.

2.    That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.    To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

4.    Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and  ontrolling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is  against public policy as expressed in the
Act and is, therefore, unenforceable.

5.    In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                       63

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration
Statement to be signed on its behalf by the undersigned, in the City of
Fairfield, State of New Jersey on July 17 , 2002.

(REGISTRANT) PUREZZA GROUP, INC.

By /s/ Leonard Perle
-----------------------
       Leonard Perle, President
       (Signatures and Title)

     In accordance with the requirements of the Securities Act of 1933, this
Registration Statement was signed by the following persons in the capacities and on the dates stated.

   /s/ Leonard Perle                         /s/ Larry Legel
-----------------------------              ------------------------------
       Leonard Perle                             Larry Legel,
       Chairman of the Board                     Director
       President                                 Secretary
       Chief Executive Officer                   Treasurer
                                                 Principal
                                                 Accounting
                                                 Officer